UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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ICG Group, Inc.
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ICG Group, Inc.

690 Lee Road, Suite 310

Wayne, Pennsylvania 19087

Phone: 610.727.6900

Fax: 610.727.6901

www.icg.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear ICG Group, Inc. Stockholder:

You are invited to attend the ICG Group, Inc. 2012 Annual Meeting of Stockholders.

Date:	June 15, 2012
Time:	10:00 a.m., Eastern Time
Place:	The Radnor Hotel
591 East Lancaster Avenue
St. Davids, Pennsylvania 19087

Only ICG stockholders who owned stock at the close of business on April 19, 2012 can vote at the Annual Meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class I directors, each for a term of three years or until the relevant director’s successor has been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2012;

(3)	to conduct an advisory vote regarding the compensation of ICG’s named executive officers;

and to transact any other business that may properly come before the Annual Meeting.

For those of you who are unable to attend the Annual Meeting in person, we invite you to listen over the Internet through ICG’s website at http://www.icg.com/investors/events-and-presentations/.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

April 25, 2012

Suzanne L. Niemeyer

Secretary

ICG Group, Inc.

690 Lee Road, Suite 310

Wayne, Pennsylvania 19087

Phone: 610.727.6900

Fax: 610.727.6901

www.icg.com

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

June 15, 2012

This proxy statement and related proxy solicitation materials are being first directly made available to owners of shares of ICG Group, Inc. (“ICG”) Common Stock (“Common Stock”) on or about May 1, 2012 in connection with the solicitation of proxies by ICG’s Board of Directors (the “Board”) for ICG’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Common Stock, many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), public companies must provide their stockholders with access to copies of their proxy solicitation materials over the Internet. In accordance with SEC rules, on or about May 1, 2012, (1) this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com, and (2) you and other ICG stockholders are being mailed a Notice Regarding the Availability of Proxy Materials (the “Materials Notice”) instructing you how to access and review those materials on the Internet and how to request a paper copy of those materials. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the Materials Notice for requesting those materials.

VOTING PROCEDURES

Why did I receive a Notice Regarding the Availability of Proxy Materials (i.e., the Materials Notice) in the mail? In accordance with the SEC’s “e-proxy” rules, ICG is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. ICG has again elected to take advantage of the “notice only” option under the e-proxy rules, which it first used in connection with its 2008 Annual Meeting of Stockholders, because it believes that doing so will continue to provide the efficiency and accessibility that ICG and its stockholders have enjoyed over the past four years. Accordingly, on or about May 1, 2012, ICG is mailing you the Materials Notice, which contains instructions on how to access ICG’s proxy materials over the Internet and vote online or via telephone. As described in the Materials Notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of these proxy materials free of charge by following the instructions contained in the Materials Notice.

Who can vote? Stockholders as of the close of business on April 19, 2012 are entitled to vote. At that time, 36,811,043 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 5, 2012. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How can I vote? Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 19, 2012, you have three ways to vote and submit your proxy prior to the Annual Meeting:

•	Over the Internet – ICG encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;

•	By telephone – You may vote and submit your proxy by calling 1-800-690-6903; or

•	By mail – If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.

If you are voting over the Internet or by telephone, you will need to use the control number provided with your Materials Notice. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., ET, on June 14, 2012. If you hold your shares through an account with a bank or a broker, please follow the directions provided to you by your bank or broker; your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.

If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your stock ownership as of April 19, 2012.

You may revoke a proxy at any time before it is voted by providing written notice to ICG’s corporate Secretary, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Your shares will be voted in accordance with directions contained in properly executed and delivered proxies that are received before the Annual Meeting’s adjournment, or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.

What shares are subject to my proxy vote? Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

What is the quorum requirement? The Annual Meeting will be held only if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes (as described in the following paragraph) and abstentions will be counted for purposes of determining whether a quorum has been reached. At the close of business on April 19, 2012, 36,811,043 shares of Common Stock were outstanding and eligible to vote at the Annual Meeting, meaning that 18,405,522 shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to have a quorum.

What is the effect of broker non-votes and abstentions? Under applicable stock exchange rules, banks, brokers and other nominees who hold shares of Common Stock for beneficial owners have the discretion to vote on routine matters when they have not received voting instructions from those beneficial owners at least ten days prior to the Annual Meeting. Items 1 and 3 described in this proxy statement are deemed non-routine matters, while Item 2 described in this proxy statement is deemed a routine matter. On each non-routine matter, banks, brokers and other nominees do not have the discretion to direct the voting of the beneficial owners’ shares, and there is a so-called “broker non-vote” on that matter. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Accordingly, a broker non-vote will not negatively impact ICG’s ability to obtain a quorum and will not otherwise directly affect the outcome of the vote on a non-routine matter that requires a majority of votes cast (Item 1) or the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting (Item 3). Because Item 1 is decided by a majority of the votes cast, abstentions will have no direct effect on the outcome of that item. Because Items 2 and 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, any abstentions will have the effect of votes against those items.

Who will count the vote? Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board. ICG will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders Materials Notices, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of ICG, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. ICG will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person, ICG invites you to listen to the meeting over the Internet through ICG’s website at http://www.icg.com/investors/events-and-presentations/. Please go to ICG’s website approximately fifteen minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.

How does the Board recommend I vote? The Board recommends you to vote (1) FOR the election of each Board nominee, (2) FOR the ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant and (3) FOR the approval, on an advisory basis, of the compensation of ICG’s named executive officers (the “executive officers”), as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” below.

CORPORATE GOVERNANCE

General. In accordance with the Delaware General Corporation Law and ICG’s Restated Certificate of Incorporation, as amended (the “Charter”), and Second Amended and Restated By-Laws (the “By-Laws”), ICG’s business, property and affairs are managed under the direction of the Board. Although ICG’s non-management directors are not involved in the company’s day-to-day operations, they are kept informed of ICG’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by officers of ICG at meetings of the Board and committees of the Board.

Board Leadership Structure; Lead Independent Director. ICG’s By-Laws provide for the combination of ICG’s Chairman of the Board and Chief Executive Officer roles. Since December 2001, Mr. Walter W. Buckley, III has served both as ICG’s Chairman of the Board and as its Chief Executive Officer. In order to ensure the Board’s ability to oversee management in an appropriate and effective manner in light of this combined Chairman/Chief Executive Officer role, ICG’s Corporate Governance Guidelines provide for the Board to designate a lead independent director.

Putting aside the requirements of ICG’s By-Laws, the Board believes that Mr. Buckley’s present service as both Chairman of the Board and Chief Executive Officer of ICG is in the best interests of ICG and its stockholders. As a co-founder and the Chief Executive Officer of ICG since its inception in 1996, Mr. Buckley has a deep understanding of the issues, challenges and opportunities facing ICG and is in an optimal position to develop an overall agenda to ensure that the Board’s time and attention are appropriately focused in addressing those issues, challenges and opportunities. Mr. Buckley’s combined role is also designed to foster clear leadership and accountability, as well as consistency of message to ICG’s stockholders, employees, companies and other business partners.

Each of ICG’s directors other than Mr. Buckley (including each of the current nominees for director) is “independent” under applicable NASDAQ Stock Market LLC (“NASDAQ”) rules (see “Corporate Governance–Director Independence” below). The Board believes that the independence of its directors as a group, combined with the leadership of ICG’s lead independent director, enables the Board to oversee management in an appropriate and effective manner.

ICG’s lead independent director is elected annually through a rotation among the chairs of ICG’s standing Board committees. Dr. Thomas P. Gerrity is currently serving as the lead independent director. In April 2012, the Board elected Mr. David K. Downes to serve as the lead independent director, effective immediately following the Annual Meeting. The lead independent director, among other things:

•	ensures that ICG’s independent directors hold an executive session of independent directors at each regularly scheduled Board meeting, as is required under ICG’s Corporate Governance Guidelines;

•	acts as a liaison between the Chairman of the Board and the independent directors;

•	consults with management regarding the scheduling of Board meetings;

•	reviews and provides feedback on Board agendas and reviews agendas and meeting schedules to ensure that there is sufficient time for discussion of agenda items; and

•	presides at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors).

The lead independent director also has the authority to call meetings of the independent directors and, if requested by any major ICG stockholder or group of stockholders, will communicate directly with that stockholder or stockholder group. In light of the importance of the lead independent director to the overall effective functioning of the Board, ICG pays quarterly cash fees to the Board member who is serving as the lead independent director in a given year (see “Director Compensation–Summary of Director Compensation” below). The Board believes that the lead independent director functions as an effective complement to ICG’s combined Chairman/Chief Executive Officer role.

Board Role in Risk Oversight. ICG management is responsible for the day-to-day identification, assessment and management of ICG’s business risks. These risks include, but are not limited to:

•	the respective strategic, operational, financial (i.e., liquidity, credit, accounting and tax), legal and regulatory/compliance risks faced by ICG and its companies as corporate entities; and

•	the risks attendant to ICG’s acquisition, disposition, financing and similar transactions involving its companies.

The Board is responsible for overseeing the management of ICG’s business risks and for ensuring the overall adequacy and effectiveness of ICG’s risk management process. In order to facilitate the risk oversight process, ICG management identifies ICG’s principal risks for the Board and provides the Board and its committees with visibility into those risks through presentations and other formal and informal communications. In carrying out its risk oversight function, the Board, among other things:

•	periodically assesses the adequacy of ICG’s enterprise risk management, internal control and financial reporting and compliance systems;

•	sets ICG’s core business strategy and approves any changes to that strategy;

•	receives updates from management regarding ICG’s strategic, financial and compliance risks and discusses those risks regularly at meetings and strategy sessions;

•	reviews the results of ICG’s companies regularly at meetings and strategy sessions and periodically meets with executives at ICG’s companies;

•	reviews and approves acquisitions, dispositions and financings in excess of $3,000,000, as well as any other significant or unusual business transactions involving ICG;

•	reviews and approves, along with the Compensation Committee, all of ICG’s significant executive compensation decisions;

•

adopts and periodically reviews (and, in certain cases, periodically approves) ICG’s policies, such as its Investment Policy, Code of Corporate Conduct, Financial Information Integrity Policy, Company Information Disclosure Policy, Insider Trading and Disclosure Policy and Related Party Transaction Policy, as well as any amendments to those policies; and

•	reviews ICG’s 10-Ks, 10-Qs, proxy statements, registration statements and other SEC filings.

Given ICG’s size and the nature of its operations, the Board believes that it is unnecessary to establish a separate risk committee to oversee ICG’s risk management process. The Board’s Audit Committee and Compensation Committee are, however, instrumental in performing several aspects of ICG’s risk oversight function. The Audit Committee, through its direct oversight of ICG’s internal control processes, plays a primary role in the oversight of ICG’s financial-related risks. The Audit Committee also oversees the administration of ICG’s Sarbanes-Oxley program, interfaces with ICG’s independent registered public accountant regarding ICG’s consolidated financial statements and reviews ICG’s consolidated financial statements prior to their filing with the SEC. The Compensation Committee considers risks relating to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements applicable to both executive officers and other ICG employees. The Compensation Committee makes an annual determination, based on its evaluation of those risks, as to whether ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. Under its charter, the Compensation Committee is also responsible for the establishment and monitoring of succession plans for ICG’s executive management.

Director Independence. The Board has determined that (1) eight of the nine directors who served on the Board in 2011 and who currently serve on the Board, namely, Mr. David J. Adelman, Mr. David J. Berkman, Mr. Thomas A. Decker, Mr. Downes, Dr. Gerrity, Mr. Michael J. Hagan, Mr. Peter K. Miller and Mr. Philip J. Ringo, are “independent” under applicable NASDAQ rules and (2) Mr. Buckley is not independent under those rules because he is the Chief Executive Officer of ICG. In addition, in early 2011, the Board determined that Mr. Warren V. Musser, who served on the Board until June 2011, was “independent” under applicable NASDAQ rules.

In making those determinations regarding the independence of its directors, the Board considered, among other things:

•	the direct and indirect interests of each director in ICG’s companies;

•	the relationships and/or any transactions between ICG and its companies, on the one hand, and each director and his affiliates, on the other hand; and

•	the relationships among the directors with respect to common involvement with for-profit and non-profit organizations.

Meeting Attendance by Directors. The Board held nine meetings in 2011. Under ICG’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of ICG’s directors attended at least 75% of the total meetings of the Board and Board committees on which he served in 2011. ICG has a policy that each of its directors is expected to attend the company’s annual stockholder meetings; all of ICG’s directors attended the company’s 2011 Annual Meeting of Stockholders.

Change in Director Occupation or Retirement. Each director must volunteer to resign from the Board when he either (1) retires or changes the principal position he held when he was initially elected to the Board or (2) reaches the age of 75, after which the Board may or may not elect to require the applicable director to resign.

Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. Under ICG’s policy on board service, no director may serve on more than six boards of public, for-profit companies without the prior approval of the Board, and no director may join the board of any public, for-profit company without first notifying the Board.

Code of Conduct. The Board is committed to ethical business practices. ICG has in place a Corporate Code of Conduct, which applies to all of ICG’s employees and directors and includes a code of ethics for ICG’s “principal executive officer, principal financial officer, principal accounting officer or controller” under SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. ICG’s Corporate Code of Conduct is posted on ICG’s website at http://www.icg.com/investors/corporate-governance/. Please note that none of the information on ICG’s website is incorporated by reference in this proxy statement.

Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee. The Audit Committee monitors ICG’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects ICG’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant. It serves as an independent and objective party to monitor ICG’s financial reporting process and internal control systems and to review and appraise the audit efforts of ICG’s independent registered public accountant. It also provides an open avenue of communication among ICG’s independent registered public accountant, ICG’s financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on ICG’s website at http://www.icg.com/investors/corporate-governance/.

The current members of the Audit Committee are Messrs. Decker, Downes, Hagan and Ringo. The Audit Committee consists entirely of directors who the Board has determined in its business judgment are “independent” under applicable NASDAQ rules and applicable rules adopted by the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that Mr. Downes is an “audit committee financial expert” under the rules of the Exchange Act. The Audit Committee held seven meetings during 2011.

Compensation Committee. The Compensation Committee reviews and approves ICG’s compensation philosophy and oversees the compensation and benefit programs that cover ICG’s employees. The Compensation Committee annually reviews and approves, or recommends that the Board approve, the total compensation package for each of ICG’s executive officers. The Compensation Committee also evaluates the performance of ICG’s Chief Executive Officer against pre-established criteria and reviews with the Chief Executive Officer the performance of each executive officer that reports to the Chief Executive Officer. The Compensation Committee operates under a charter that is available on ICG’s website at http://www.icg.com/investors/corporate-governance/. The Compensation Committee delegates certain administrative functions relating to ICG’s equity compensation plans to ICG’s human resources and legal departments; it does not generally delegate its authority to anyone else. For a discussion regarding the role of ICG’s management and independent compensation consultant in connection with the compensation of ICG’s executive officers, see “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Messrs. Berkman, Decker and Downes and Dr. Gerrity. The Compensation Committee consists entirely of directors who the Board has determined in its business judgment are “independent” under applicable NASDAQ rules. The Compensation Committee held six meetings during 2011.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition, operation and compensation of the Board. The Nominating and Governance Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. The Nominating and Governance Committee operates under a charter that is posted on ICG’s website at http://www.icg.com/investors/corporate-governance/. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership.

In identifying Board candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or any other relevant governing body. Although ICG does not have a formal policy regarding the consideration of diversity in identifying director nominees, the Nominating and Governance Committee identifies director nominees with a goal of having a group of directors who represent a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess:

•	substantial experience in leading a successful business or large division of a business;

•	substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or new business ventures;

•	substantial experience as a member of a board of directors (particularly the board of directors of a public company);

•

substantial experience and an awareness of current trends and developments in one or more areas of specialization that are relevant to ICG’s core strategy and operations, such as private equity and venture capital markets, information technology and Internet-related companies and markets, corporate strategy development and implementation, organizational development, mergers and acquisitions, corporate finance, financial reporting and accounting and controls;

•	leadership skills;

•	business acumen;

•	integrity and strength of character;

•	an entrepreneurial nature;

•	candor; and

•	the time and energy to commit to being an active Board member.

The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. It considers stockholder nominees for director and evaluates them in the same manner as nominees for director from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting should submit written notice of that nomination or proposal to ICG’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with ICG” below.

The current members of the Nominating and Governance Committee are Messrs. Berkman, Miller and Ringo and Dr. Gerrity. In April 2012, Mr. Adelman was also appointed to serve on the Nominating and Governance Committee, beginning on the date of the Annual Meeting. The Nominating and Governance Committee consists entirely of directors whom the Board has determined in its business judgment are “independent” under applicable NASDAQ rules. The Nominating and Governance Committee held three meetings during 2011.

Compensation Committee Interlocks and Insider Participation. Messrs. Berkman, Decker and Downes and Dr. Gerrity currently serve, and during 2011 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of ICG or any of its subsidiaries. No executive officer of ICG or any of its subsidiaries serves, or during 2011 served, as a member of the compensation committee or board of directors of any other company that has, or had during 2011, an executive officer serving as a member of ICG’s Board or Compensation Committee.

Communications with the Board of Directors. If you would like to communicate with the Board or any of ICG’s individual directors, please send a letter or other written communication to the Board’s or such director’s attention, care of ICG’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with ICG” below. The Secretary will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.

ELECTION OF DIRECTORS

(ITEM 1)

ICG’s Charter and By-Laws provide that ICG’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. ICG’s Charter and By-Laws also divide the Board into three classes of directors (Class I, Class II and Class III), with each class prescribed to be as nearly equal in number as possible. The term of office of each class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. There are presently three Class I directors, three Class II directors and three Class III directors. The term of each of the Class I directors, Messrs. Adelman, Berkman and Downes, will expire at the Annual Meeting; the other six directors will remain in office for the remainder of their respective terms, as noted below.

The Nominating and Governance Committee identifies and recommends candidates to serve on the Board; the Board then formally nominates director candidates. Stockholders are also entitled to nominate director candidates for the Board in accordance with SEC rules and the procedures set forth in ICG’s By-Laws, as described in “Other Matters–Submission of Stockholder Proposals and Director Nominations for 2013 Annual Meeting of Stockholders” below.

Listed above in “Corporate Governance–Nominating and Governance Committee” are the skills, experiences and other attributes that both the Board and the Nominating and Governance Committee believe would be desirable for new and existing Board members to possess. Each of ICG’s current directors (including each of the current nominees for director) holds or has held senior executive positions in substantial organizations and has significant experience in one or more of the areas of specialization described in the above list that are relevant to ICG’s core strategy and operations. Each of ICG’s directors also has experience serving on, advising and/or working with boards of directors of significant organizations, including public companies. Importantly, the Nominating and Governance Committee also believes that each of ICG’s directors possesses all of the other Board and Nominating and Governance Committee preferred attributes, which are invaluable to the operation of an effective board: leadership skills, business acumen, integrity and strength of character, an entrepreneurial nature, candor and the time and energy to commit to being an active Board member. Furthermore, the Nominating and Governance Committee believes that ICG’s current group of directors, assuming the election of the three nominees, represents a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Each of the nominees/current directors other than Mr. Buckley is independent of ICG and ICG management. See “Corporate Governance–Director Independence” above for a discussion regarding the independence of ICG’s directors under applicable NASDAQ rules. In light of those factors, the Board recommends that ICG’s stockholders vote in favor of each of the director nominees.

At the Annual Meeting, three Class I directors are to be elected; all of the director nominees are currently directors of ICG. All nominees have consented to being named as nominees for directors of ICG and have agreed to serve if elected. The nominees for Class I director will be elected to serve for three-year terms or until their respective successors have been elected and have qualified. If some or all of the nominees become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. Prior to 2012, director elections at ICG were determined by a plurality of the votes cast. Following an amendment to ICG’s By-Laws in April 2012, a director nominee will be elected only if that nominee receives a majority of the votes cast with respect to his or her election in an uncontested election (i.e., the number of shares voted “for” the director nominee exceeds the number of votes cast “against” the nominee).

Set forth below is information regarding each nominee for Class I director, as well as each current Class II director and Class III director, each of whose term will continue after the Annual Meeting.

Nominees for Class I Director

David J. Adelman. Mr. Adelman has served as a director of ICG since June 2011. Since 1997, Mr. Adelman has been the President and Chief Executive Officer of Campus Apartments, Inc., a company specializing in the development, management and finance of upscale housing for universities. He has been a member of the Board of Directors of FS Investment Corporation since 2008 and a member of the Board of Trustees of FS Energy and Power Fund since 2010. In addition, Mr. Adelman serves on the board of directors or in leadership roles for various charitable and civic organizations.

Areas of Relevant Experience: Significant experience as an entrepreneur and senior executive at organizations operating in the higher education and real estate development sectors; vast experience in corporate finance and public and private commercial transactions; strong background in the areas of marketing, sales, corporate finance and strategic planning and management.

Age: 40

David J. Berkman. Mr. Berkman has served as a director of ICG since January 2001. Since 2000, he has been the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology and Internet markets. Mr. Berkman has served as a director of Entercom Communications Corp. since 1999. Civically, he serves on the Board of Overseers for the University of Pennsylvania School of Engineering and Applied Science and the Board of Trustees of The Franklin Institute.

Areas of Relevant Experience: Deep experience in private equity markets, with a focus in the telecommunications, information services, international media (information, broadcasting and publishing), technology/innovation and Internet segments; significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls.

Age: 50

David K. Downes. Mr. Downes has served as a director of ICG since October 2003. Since 2004, Mr. Downes has served as President, Chief Executive Officer and a director of Community Capital Management, Inc., as the President and Treasurer of The Community Reinvestment Act Qualified Investment Fund and as the Independent Chairman of the Board of Trustees of the Quaker Investment Trust. Mr. Downes has served as a director of OppenheimerFunds, Inc. since 2005, as a director of THL Credit, Inc. since 2009 and as Chair of the U.S. Trust Investment Committee of GlaxoSmithKline plc since 2006. Between 1995 and 2003, Mr. Downes served in various executive roles at Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group at that time.

Areas of Relevant Experience: Vast experience in the areas of corporate finance, financial reporting and accounting and controls; senior leadership roles in a number of global financial institutions and investment funds.

Age: 72

The Board of Directors recommends a vote FOR all of the listed nominees.

Incumbent Class II Directors – to Continue in Office for Terms Expiring in 2013

Thomas A. Decker. Mr. Decker has served as a director of ICG since October 2004. Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as Chief Executive Officer since 2007. From 2007 to January 2012, he also served as President of Cozen O’Connor, and from 2000 to 2004, he served as Managing Partner of the firm. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from 2004 to 2007. He serves on the Boards of Directors of the Kimmel Center, the Philadelphia Zoo and the YMCA of Philadelphia and Vicinity, as well as the Board of Trustees of the Gesu School.

Areas of Relevant Experience: Expertise in corporate law, with an emphasis on mergers and acquisitions, corporate governance and alternative dispute resolution; senior leadership roles in a number of global organizations; significant experience in corporate finance, complex regulatory and legal issues, financial reporting and accounting and controls.

Age: 66

Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director of ICG since December 1998. From 1990 to 1999, he served as Dean of The Wharton School of the University of Pennsylvania (“Wharton”) and as Professor of Management at Wharton. Since 1999, Dr. Gerrity has served as Dean Emeritus and as the Joseph Aresty Professor of Management at Wharton. Previously, Dr. Gerrity was the founder of, and from 1969 to 1988 served as the Chairman and Chief Executive Officer of, The Index Group, a firm specializing in information technology strategy and management, corporate strategic management and business re-engineering. Dr. Gerrity has served as a director of PharMerica Corporation since 2007. He also served as a director of Sunoco, Inc. from 1990 to 2010, of Hercules, Inc. from 2003 to 2008, of CVS Corporation from 1995 to 2007, of Federal National Mortgage Association from 1991 to 2006 and of Knight-Ridder, Inc. from 1998 to 2006.

Areas of Relevant Experience: Significant experience as a director at a number of global, multi-industry organizations and as the chief executive officer of significant organizations; strong experience in information systems and technology markets and businesses, information technology management, corporate governance, leadership and strategic change management, enterprise risk management, financial reporting and accounting and controls.

Age: 70

Peter K. Miller. Mr. Miller has served as a director of ICG since June 2010. Since June 2010, Mr. Miller has been the Chief Executive Officer of OptiNose Inc., a drug delivery company that manufactures and sells devices through which intranasal drugs are administered to patients. Prior to that, he co-founded and served as the Chief Executive Officer and President of Take Care Health Systems, LLC (“TCHS”), an operator of healthcare clinics in retail pharmacies, from 2004 to May 2010. TCHS was acquired by, and became a wholly-owned subsidiary of, Walgreen Co. in 2007. Between 1990 and 2004, Mr. Miller served in a variety of executive roles at subsidiaries of Johnson & Johnson, including as President of Janssen Pharmaceutica, Inc. and as Worldwide President of Johnson & Johnson-Merck Consumer Pharmaceuticals Co.

Areas of Relevant Experience: Deep experience as a senior executive at large public businesses and as an entrepreneur in private organizations in the pharmaceutical and biotechnology sectors; strong background in the areas of marketing, sales, corporate finance and strategic planning and management.

Age: 50

Incumbent Class III Directors – to Continue in Office for Terms Expiring in 2014

Walter W. Buckley, III. Mr. Buckley is a co-founder and has been a director of ICG since March 1996. He has served as ICG’s Chairman of the Board since December 2001 and as its Chief Executive Officer since March 1996. He also served as the President of ICG from March 1996 to December 2001 and from December 2002 to January 2009. Prior to co-founding ICG, Mr. Buckley worked for Safeguard Scientifics, Inc. (“Safeguard”) beginning in 1987 as a financial analyst, and later as a Vice President of Acquisitions from 1991 to 1996. He served as a director of Verticalnet, Inc. (“Verticalnet”) from 1996 to 2005. Mr. Buckley currently serves on the Boards of Trustees of Camp Tecumseh and The Episcopal Academy and as Chairman of the Board of Directors of the Starfinder Foundation.

Areas of Relevant Experience: Deep experience in acquiring and building businesses in the technology/innovation and Internet markets, mergers and acquisitions and corporate finance; detailed knowledge of ICG and the historical and current issues, challenges and opportunities facing ICG and its business.

Age: 52

Michael J. Hagan. Mr. Hagan has served as a director of ICG since June 2007. Since December 2009, Mr. Hagan has been the President and Chief Executive Officer of LifeShield Security, Inc. He served as the Chairman and Chief Executive Officer of NutriSystem, Inc. (“NutriSystem”) from 2002 to 2008 and as the President of NutriSystem from 2006 to 2007. Prior to joining NutriSystem, Mr. Hagan was a co-founder of Verticalnet and held a number of executive positions at Verticalnet from its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of FS Investment Corporation since 2011; he rejoined the Board of Directors of NutriSystem in February 2012 and was appointed Chairman of NutriSystem in April 2012 (a capacity in which he served from 2002 to 2008, as noted above). He also served as a director of Verticalnet from 1995 to 2008 and as a member of the Board of Trustees of American Financial Realty Trust from 2003 to 2008. Civically, Mr. Hagan serves on the Board of Directors of the YMCA of Philadelphia and Vicinity.

Areas of Relevant Experience: Significant experience as an entrepreneur and senior executive at public and private organizations, including technology/innovation and Internet companies; vast experience in corporate finance, financial reporting and accounting and controls.

Age: 49

Philip J. Ringo. Mr. Ringo has served as a director of ICG since January 2003. Since January 2010, Mr. Ringo has served as the Senior Strategic Advisor for Elemica, Inc., an e-business supply chain network. From 2001 to 2009, Mr. Ringo served as the Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. Mr. Ringo has served as a director of Genesee & Wyoming Inc. since 1978.

Areas of Relevant Experience: Vast experience as a senior executive at public and private organizations, including technology/innovation and Internet companies; significant experience in corporate finance, financial reporting and accounting and controls matters.

Age: 70

DIRECTOR COMPENSATION

Summary of Director Compensation

Directors who are part of ICG’s management do not receive compensation for their services as directors. ICG’s non-management directors are eligible to receive compensation through ICG’s Non-Management Director Compensation Plan (the “Director Compensation Plan”), which is administered by the Compensation Committee.

In late 2010, the Compensation Committee engaged Radford Surveys + Consulting, a business unit of Aon Corporation (“Radford”), to assess ICG’s Board compensation program under the Director Compensation Plan relative to current market practices. In performing its assessment, Radford reviewed and synthesized data from a variety of sources, including the following:

•	the Frederick Cook 2010 Director Compensation Study;

•	the National Association of Corporate Directors 2009-10 Director Compensation Report developed by Pearl Meyer & Partners;

•	a group of eight publicly-traded companies determined to be peers of ICG; and

•	Radford’s proprietary High Technology Board Compensation database.

Based on that data, Radford concluded that ICG’s overall director compensation package was generally below a competitive level (i.e., below the market 50th percentile level of competitive delivery). Radford noted that while ICG’s cash director compensation was at roughly the 50th percentile of the peer group, its equity director compensation was significantly below a competitive level relative to the peer group. Radford advised that ICG target its director compensation package at between the 50th and 75th percentiles of the peer group, particularly in light of the fact that ICG typically does not increase its director compensation more frequently than once every four years. Specifically, Radford recommended that ICG amend the Director Compensation Plan to provide for relatively modest increases in director cash compensation, an increase in the size of ICG’s annual deferred stock unit (“DSU”) service grant and an ability of directors to receive shares of restricted Common Stock in lieu of annual service grant DSUs.

In light of Radford’s findings and recommendations, in March 2011, the Compensation Committee and the Board approved an amendment of the Director Compensation Plan that became effective as of January 1, 2011.

Following the amendment, each non-management director is entitled to receive the following annual cash compensation under the Director Compensation Plan:

•	base compensation of $60,000, payable in equal quarterly installments;

•

$25,000 for service as the chair of the Audit Committee, $20,000 for service as the chair of the Compensation Committee and $15,000 for service as the chair of the Nominating and Governance Committee, each payable in equal quarterly installments;

•

$13,500 for non-chair service on the Audit Committee, $11,000 for non-chair service on the Compensation Committee and $8,500 for non-chair service on the Nominating and Governance Committee, each payable in equal quarterly installments; and

•	$10,000 for service as the lead independent director, payable in equal quarterly installments.

Under the Director Compensation Plan, each non-management director is entitled to receive, at the commencement of his or her service on the Board, an initial grant of 25,000 stock appreciation rights (“SARs”). Each SAR represents the recipient’s right to receive, upon exercise, shares of Common Stock with a fair market value equal to the dollar increase, if any, of the fair market value of the Common Stock from the grant date to the exercise date, with such fair market values determined by reference to the closing Common Stock prices reported by NASDAQ on the relevant dates. These SARs vest in equal annual installments over four years. Each non-management director is also entitled to receive annual grants of 7,500 DSUs for his or her service on the Board. Each DSU represents a share of Common Stock into which that DSU will be converted upon the termination of the recipient’s service at ICG. Those DSUs vest on the one-year anniversary of the date on which they were granted.

Each director may, so long as he is in compliance with ICG’s director equity ownership guidelines (as described in “Director Compensation–Director Equity Ownership Guidelines” below), elect to receive, in lieu of all or any portion of the annual service grant DSUs to which such director is entitled, an equal number of restricted shares of Common Stock. Those shares of restricted Common Stock, like the DSUs they would be replacing, vest on the first anniversary of their grant date. Unlike the DSUs, which a director must hold until his or her service on the Board is terminated, the shares of restricted Common Stock become (subject to ICG’s policies and applicable securities laws) freely tradable shares of Common Stock upon vesting.

Also, under the Director Compensation Plan, each non-management director who earns cash fees may elect to receive DSUs in lieu of all or a portion of those cash fees. Under this program, each participating director would receive DSUs representing shares of Common Stock with a fair market value equal to the relevant cash fees (with fair market value determined by reference to the closing Common Stock price reported by NASDAQ on the date those cash fees otherwise would have been paid). DSUs received in lieu of cash fees are fully vested at the time they are granted and are settled in shares of Common Stock when the non-management director’s service on the Board is terminated. In 2011, a number of ICG’s non-management directors elected to receive DSUs in lieu of cash payments. These elections are reflected in the “Summary Director Compensation” table and the accompanying footnotes below.

Director Equity Ownership Guidelines

ICG believes that it is important for its directors to retain a meaningful portion of their equity grants so that ICG’s directors’ interests remain aligned with its stockholders’ interests over time. Accordingly, since 2005, ICG has maintained equity ownership guidelines for its non-management directors. Under the guidelines, each of ICG’s non-management directors is expected to acquire and, thereafter, continually hold ICG equity interests with a value of at least $180,000 (i.e., three times the amount of the annual retainer paid to non-management directors), with that value to be determined as follows:

•

for each director who is a member of the Board as of April 15, 2011 (i.e., all current directors other than Mr. Adelman), each share of Common Stock held by that director (including each share of restricted stock and each share of Common Stock underlying a DSU held by that director) will be valued at $13.37, the average Common Stock closing price for the 30 trading days immediately prior to April 15, 2011; and

•

for each director who becomes a member of the Board after April 15, 2011 (currently, Mr. Adelman), each share of Common Stock held by that director (including each share of restricted stock and each share of Common Stock underlying a DSU held by that director) will be valued at the average Common Stock closing price for the 30 trading days immediately prior to the date of that director’s election to the Board (which, for Mr. Adelman, is $12.21).

There is no mandatory period within which new directors must achieve initial compliance with the equity ownership guidelines. However, any non-management director who has not yet achieved and maintained compliance with the guidelines will not have the option of receiving shares of restricted stock in lieu of annual service grant DSUs. All of ICG’s directors other than Mr. Adelman and Mr. Miller, our two most recently elected directors who joined the Board in June 2011 and June 2010, respectively, have achieved and maintained compliance with the equity ownership guidelines.

Summary Director Compensation Table

The following table sets forth information regarding the cash compensation paid to ICG’s non-management directors for the year ended December 31, 2011, as well as certain other compensation paid or accrued for the benefit of ICG’s directors for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($) (3) (4)	Option/SAR Awards ($) (5)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David J. Adelman	$20	$32,288	$152,250	(6)	—	—	—	$184,558
David J. Berkman	$69,865	$123,150	—		—	—	—	$193,015
Thomas A. Decker	$42,276	$142,124	—		—	—	—	$184,400
David K. Downes	$96,000	$99,900	—		—	—	—	$195,900
Thomas P. Gerrity	$91,385	$99,900	—		—	—	—	$191,285
Michael J. Hagan	$51,473	$121,927	—		—	—	—	$173,400
Peter K. Miller	$64,577	$99,900	—		—	—	—	$164,477
Warren V. Musser (7)	$27,692	$99,900	—		—	—	—	$127,592
Philip J. Ringo	$41,013	$140,887	—		—	—	—	$181,900

(1)	The amounts shown in this column exclude cash service fees in lieu of which the director elected to receive DSUs under ICG’s director deferred stock unit program; the value of those DSUs are included in the “Stock Awards” column.
(2)	The amounts shown in this column include cash amounts paid on January 3, 2012 in connection with service fees earned during 2011.
(3)	The amounts shown in this column include DSUs issued on January 3, 2012 in lieu of cash service fees earned during 2011 at the election of the director under ICG’s director deferred stock unit program. Units issued under this program were issued at the fair market value of the Common Stock at the time of the deferral. Giving effect to the DSUs issued on January 3, 2012 for services performed during 2011, as of year-end, the following numbers of DSUs were held by ICG’s non-management directors: (a) 3,638 (all of which were vested) were held by Mr. Adelman, (b) 81,461 (73,961 of which were vested) were held by Mr. Berkman, (c) 60,478 (52,978 of which were vested) were held by Mr. Decker, (d) 67,598 (60,098 of which were vested) were held by Mr. Downes, (d) 79,622 (72,122 of which were vested) were held by Dr. Gerrity, (e) 27,732 (20,232 of which were vested) were held by Mr. Hagan, (f) 7,500 (none of which were vested) were held by Mr. Miller and (g) 85,238 (77,738 of which were vested) were held by Mr. Ringo.

(4)	The amounts shown in this column reflect the grant date fair values of the DSUs granted to non-management directors, as calculated in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718. The grant date fair value of the DSUs granted to each non-management director on March 8, 2011 was $99,900, and the grant date fair values of the DSUs granted to non-management directors in lieu of service fees earned during 2011 were as follows:

Name	Date of Grant	Grant Date Fair Market Value
David J. Adelman	7/1/11	$2,298
	10/3/11	$14,992
	1/3/12	$14,998
David J. Berkman	4/1/11	$6,147
	7/1/11	$6,054
	10/3/11	$5,523
	1/3/12	$5,527
Thomas A. Decker	4/1/11	$10,555
	7/1/11	$10,550
	10/3/11	$10,557
	1/3/12	$10,562
Michael J. Hagan	4/1/11	$5,511
	7/1/11	$5,501
	10/3/11	$5,504
	1/3/12	$5,510
Philip J. Ringo	4/1/11	$10,244
	7/1/11	$10,249
	10/3/11	$10,243
	1/3/12	$10,250

(5)	As of December 31, 2011, the following numbers of options to purchase Common Stock held by non-management directors were outstanding and vested: (a) 6,500 for Mr. Berkman, (b) 15,600 for Mr. Decker, (c) 5,600 for Mr. Downes, (d) 6,800 for Dr. Gerrity and (e) 6,200 for Mr. Ringo. Additionally, as of December 31, 2011, 25,000 SARs were held by each of Messrs. Adelman, Hagan and Miller; at that time, (i) none of Mr. Adelman’s SARs were vested, (ii) all of Mr. Hagan’s SARs were vested, and (iii) 6,250 of Mr. Miller’s SARs were vested.
(6)	The amount shown reflects the grant date fair value of the SARs granted to Mr. Adelman, as calculated in accordance with the FASB Accounting Standards Codification Topic 718.
(7)	Mr. Musser served as a director until June 17, 2011, at which time he retired from the Board.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

(ITEM 2)

The Audit Committee has selected KPMG LLP as the independent registered public accountant to audit ICG’s consolidated financial statements for 2012 and the effectiveness of ICG’s internal control over financial reporting as of December 31, 2012. Although action by ICG’s stockholders on this matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accountant in reporting on ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting. Ratification of KPMG LLP as the independent registered public accountant requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. If this appointment is not ratified by ICG’s stockholders, the Audit Committee may reconsider its selection.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

During 2010 and 2011, ICG paid the following amounts to KPMG LLP:

Type of Fees	2010	2011
Audit Fees (1)	$753,146	$760,088
Audit-Related Fees	$—	$—
Tax Fees (2)	$113,094	$105,690
All Other Fees	$—	$—

(1)	These fees include amounts billed by KPMG LLP for similar services to ICG’s majority-owned subsidiaries and amounts for the audit of the effectiveness of ICG’s internal control over financial reporting.
(2)	These fees were for tax compliance and consulting services rendered to ICG and its majority-owned subsidiaries.

The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval of Services

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for ICG, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by ICG’s independent registered public accountant. The Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. Requests for services, which must be specific as to the particular services to be provided, are aggregated and submitted to the Audit Committee to be approved either at a meeting of the Audit Committee, through a written consent of the Audit Committee or by a designated member of the Audit Committee. The Audit Committee pre-approved 100% of the total 2011 services provided by KPMG LLP, ICG’s independent registered public accountant.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that ICG specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees ICG’s financial reporting process on behalf of the Board. Management of ICG is responsible for ICG’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. ICG’s independent registered public accountant is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effectiveness of ICG’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee selects the independent registered public accountant to be retained to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to the consolidated financial statements, financial records and financial controls of ICG and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on ICG’s website at http://www.icg.com/investors/corporate-governance/.

The Audit Committee met with management periodically during 2011 to consider the adequacy of ICG’s internal controls and discussed those matters with ICG’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management ICG’s disclosure controls and procedures and the certifications by ICG’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002, as amended, for certain of ICG’s filings with the SEC.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in ICG’s 2011 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting with ICG’s management.

The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of ICG’s accounting principles, as well as an opinion on the effectiveness of ICG’s internal control over financial reporting. The Audit Committee discussed with ICG’s independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and a letter from ICG’s independent registered public accountant with respect to ICG required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with ICG’s independent registered public accountant the overall scope and plans for its 2011 audit. The Audit Committee met with the independent registered public accountant, with and without ICG’s management present, to discuss the results of its audit, its evaluation of the effectiveness of ICG’s internal controls and the overall quality of ICG’s financial reporting. The Audit Committee also made itself available to meet separately with ICG’s General Counsel.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that ICG’s audited consolidated financial statements be included in the Annual Report for the year ended December 31, 2011 that was filed with the SEC.

The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon ICG’s consolidated financial statements for 2012 and the effectiveness of ICG’s internal control over financial reporting as of December 31, 2012. In making this selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining its independence.

AUDIT COMMITTEE
David K. Downes, Chairman
Thomas A. Decker
Michael J. Hagan
Philip J. Ringo

COMPENSATION COMMITTEE REPORT

The Compensation Committee of ICG has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
David J. Berkman, Chairman
Thomas A. Decker
David K. Downes
Thomas P. Gerrity

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section (this “CD&A”) summarizes in detail each element of compensation that ICG pays to, awards to, or accrues for the benefit of, its executive officers. It also describes the philosophy and objectives underlying ICG’s executive compensation policies and explains the significant compensation decisions that ICG made during 2011. This CD&A is intended to provide a context for the data that is presented in the compensation tables contained in “Executive Compensation” below, as well as the footnotes and narratives that accompany those tables.

2011 was a year of continuing transition for ICG and its companies. ICG made solid strides during the year toward achieving its goal of devoting an increasing proportion of its capital and other resources towards majority-owned companies. For example, the 2011 sales of Metastorm Inc. and StarCite, Inc., two companies in which ICG held minority stakes, generated approximately $79 million of capital and freed up other resources to deploy towards the ownership and operation of majority-owned companies. ICG did not deploy a meaningful amount of the new capital towards new or existing majority-owned companies in 2011, however. More importantly, although ICG’s existing majority-owned companies generated strong earnings before interest, taxes, depreciation and amortization (“EBITDA”) in 2011, the 19.5% annual revenue growth at those companies, while solid, was below ICG management’s stated expectations. The shortfall in revenue growth, coupled with generally unfavorable market conditions, contributed to a fall in the price of ICG’s Common Stock from $14.25 at the end of 2010 to $7.72 at the end of 2011.

Consistent with the Compensation Committee’s “pay for performance” philosophy, the challenges that ICG and its companies faced in 2011 were reflected in ICG’s executive compensation, which is closely aligned with the performance of ICG’s stock and the financial performance of ICG and its companies. Total cash compensation for ICG’s executive officers for 2011 was significantly lower than it was for 2010, as the payout of annual cash bonuses for the executive officers for 2011 was less than half of the payout that those executive officers received for 2010. In addition, the decline in ICG’s stock price during 2011 caused a corresponding decline in the overall value of the ICG equity awards held by the executive officers. The impact of ICG’s 2011 performance on its executive compensation is described further in this CD&A.

In 2011, the Compensation Committee determined that it wanted to provide additional incentives for ICG’s Chief Executive Officer and President to focus on achieving sustained, meaningful long-term returns for the company’s stockholders. The committee considered its long-term expectations with respect to ICG’s Common Stock price and, after consulting with Radford, decided that it wanted to increase the ratio of long-term incentive compensation relative to annual cash compensation for ICG’s Chief Executive Officer and President. The committee also acknowledged how critical ICG’s ability to achieve continual and significant growth in consolidated revenue and consolidated EBITDA in accordance with strategic plans will be to generating meaningful long-term stockholder returns. Accordingly, in October 2011, the Compensation Committee made substantial grants of restricted stock to Mr. Buckley and Mr. Douglas A. Alexander, ICG’s President; the vesting of two-thirds of the restricted stock is tied to the achievement of either significant long-term consolidated revenue/EBITDA growth or a substantial increase in the price of ICG’s Common Stock. The 2011 restricted stock grants are described in greater detail below in this CD&A, and the “2011 Realized Pay Table” and accompanying narrative that appear in this CD&A are designed to illustrate, among other things, that Messrs. Buckley and Alexander have not, and may never, realize all or any of the value ascribed to those restricted stock grants in the “Summary Compensation Table” contained in “Executive Compensation” below.

Consideration of “Say-on-Pay” Results

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), ICG’s stockholders were asked in 2011 to vote their support, on an advisory basis, for ICG’s executive officer compensation. The Compensation Committee considered the results of the so called “say-on-pay” vote, and, because 98% of ICG’s stockholders who voted expressed support for ICG’s 2011 executive officer compensation, the committee did not implement any changes to ICG’s executive compensation program in connection with the “say-on-pay” vote.

ICG’s Compensation Objectives and Philosophy

Like most companies, ICG believes that its management team is one of its most valuable assets and that maintaining a strong pool of executive talent is critical to its sustained success. Accordingly, ICG’s executive compensation program is, as a basic matter, designed to attract, retain and motivate exceptional executives. ICG also recognizes the importance of having an executive team whose collective interests are aligned with the interests of ICG’s stockholders. ICG’s compensation program is designed to ensure that alignment by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term financial and strategic objectives.

In recent years, ICG has been implementing a shift in its business strategy, which calls for ICG to devote an increasing proportion of its acquisition capital and other resources towards (and hold an increasing portion of its assets in the form of) majority-owned companies. The continuing evolution of ICG’s business is expected to occur through the disposition of minority interests in certain companies and the acquisition of majority interests in other companies, including companies in which ICG already owns minority stakes. Given the critical importance of ICG’s executives to the implementation of ICG’s business evolution, ICG’s Compensation Committee has worked to design an executive compensation program that will properly incentivize ICG’s executive officers and focus them on the creation of stockholder value as they continue to make the important strategic decisions that will guide the evolution.

The Compensation Committee believes that its goals of retention, incentivization and alignment with stockholders can be best accomplished through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2011, consisted primarily of:

•	annual salaries;

•	annual bonuses based upon the achievement of specific business goals; and

•	equity compensation, including equity compensation subject to performance-based vesting.

In addition to these primary components, ICG provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation program described in “Elements of ICG’s Compensation Program–Carried Interest Plan” below. ICG has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in this CD&A and elsewhere in this proxy statement.

In establishing executive compensation consistent with its “pay-for-performance” philosophy, the Compensation Committee believes it is important to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee believes that placing a significant portion of each executive’s compensation in annual performance-based bonuses and equity-based compensation has been an effective tool in focusing executives on the creation of stockholder value. For example, in 2011, based in part on the fact that revenue growth at ICG’s consolidated companies did not meet ICG management’s stated expectations, ICG’s Common Stock price dropped from $14.25 at the end of 2010 to $7.72 at the end of 2011. The 2011 compensation of ICG’s executive officers, through a substantial decline in their annual performance-based bonuses and a significant loss of value in the equity awards they held, closely reflected the 2011 decline in the price of ICG’s Common Stock.

The Role of the Compensation Committee

The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing ICG’s executive compensation program and policies, as well as administering ICG’s equity compensation plans. The Compensation Committee consists of four non-employee directors, each of whom satisfies NASDAQ’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on ICG’s website at http://www.icg.com/investors/corporate-governance/. The Compensation Committee meets as often as necessary and, in any event, at least two times per year to complete its assigned responsibilities. In 2011, the Compensation Committee met six times.

The Compensation Committee periodically reviews and approves ICG’s ongoing compensation strategy. In accordance with SEC rules, the committee’s review includes an annual determination as to whether, in light of the risks relating to ICG’s attraction and retention of talent and the design of compensation programs and arrangements applicable to ICG’s executive officers and other employees, ICG’s then-current compensation policies are reasonably likely to have a material adverse effect on ICG. In February 2011 and in March 2012, the Compensation Committee reviewed those risks and determined that ICG’s then-current compensation policies are not reasonably likely to have a material adverse effect on ICG.

Early in each year, the Compensation Committee establishes corporate goals and objectives in connection with ICG’s performance plan for the upcoming year. After the completion of the year, the Compensation Committee evaluates corporate performance in light of the year’s corporate goals and objectives and determines the extent to which these goals and objectives have been met and, accordingly, the payout (on a percentage basis) under the performance plan. In addition, the Compensation Committee reviews the total compensation package for each of ICG’s executive officers on an annual basis. The committee relies on tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, in that review so that it can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.

The Role of the Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage independent advisors, such as compensation consultants, to elicit information, analysis and advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of engagements with compensation consultants and to terminate any such engagements in accordance with their respective terms. The Compensation Committee engages a compensation consultant in connection with its review of trends in management compensation and models of new compensation programs. The compensation consultant:

•	reports directly to the Compensation Committee;

•	periodically participates in the meetings of the Compensation Committee;

•	provides evaluations of the compensation offered by ICG’s peers; and

•	makes recommendations to the Compensation Committee regarding executive officer compensation.

The Compensation Committee has, from time to time over the past several years, engaged Radford, an independent compensation consultant, to provide consulting services in connection with ICG’s executive compensation. The committee’s engagements of Radford have been motivated generally by its desire to maintain an appropriately competitive compensation program. From time to time, Radford advises ICG’s management in connection with the structure and development of compensation programs to be proposed to the Compensation Committee and provides ICG’s management with benchmarking data in connection with the compensation of executives at ICG’s subsidiary companies. Radford does not provide any other services for ICG and does not provide any services for any of ICG’s executive officers or directors.

ICG engaged Radford in connection with the Compensation Committee’s most recent comprehensive review of marketplace and peer benchmarks relating to executive compensation, which occurred in late 2006 and early 2007. Radford conducted a detailed analysis and made recommendations with respect to executive officer cash compensation and provided additional information and analysis relating to the equity grants of ICG’s peer groups. Radford conducted a similar review and provided similar analysis and recommendations with respect to ICG’s director compensation in late 2010 and early 2011. Radford also provided the Compensation Committee with information, analysis and/or advice in connection with (1) the equity compensation of ICG’s Chief Executive Officer and President in 2011, (2) the compensation of ICG’s Chief Financial Officer in late 2011 and early 2012 and (3) the structure and implementation of ICG’s carried interest program in 2008.

The Role of Management and Other Employees

ICG’s Chief Executive Officer meets with the Compensation Committee and is responsible for evaluating the performance of ICG’s other executive officers and making recommendations to the Compensation Committee as to the kinds and amounts of compensation to be paid to those individuals. Those recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer that set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. ICG’s management is responsible for evaluating and setting the compensation of ICG’s non-executive employees. ICG management also recommends performance goals to the Compensation Committee based on ICG’s strategic initiatives and the financial plans of ICG’s companies.

ICG’s employees, particularly the members of its human resources and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports, tally sheets and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing and revising documentation relating to ICG’s compensation plans, agreements and other arrangements.

Peer Analysis

The Compensation Committee uses peer benchmarking as a guideline in setting levels of executive compensation; it recognizes the importance of offering competitive compensation packages in order to attract and retain key executives. Peer companies are selected by the Compensation Committee with input from ICG management and ICG’s compensation consultant. Given ICG’s structure as a publicly-traded holding company that has interests in many other companies, the Compensation Committee has generally focused on the compensation packages offered by ICG’s public company peers and by private equity and venture capital firms of the type with which ICG competes for talent with assets comparable to those held by ICG. In evaluating those compensation packages, the Compensation Committee relies on published market surveys and related analyses supplied by the compensation consultant, as well as the personal knowledge of ICG Board members who have experience with private equity and venture capital firms.

The Compensation Committee most recently performed a comprehensive peer benchmarking analysis in late 2006 and early 2007. In connection with this review, the Compensation Committee analyzed compensation data provided by Radford with respect to two separate peer groups:

•	a group of seven publicly traded companies, each structured like ICG as a holding company; and

•	a group of privately held companies of the type competing with ICG for talent.

The Compensation Committee considered the following public companies to be ICG peers due to the similarities between their respective holding company structures and ICG’s structure:

•	Allied Capital Corporation;

•	American Capital, Ltd.;

•	Capital Southwest Corporation;

•	CMGI Inc. (currently ModusLink Global Solutions, Inc.);

•	Harris & Harris Group, Inc.;

•	Safeguard; and

•	Rand Capital Corporation.

Radford reviewed executive compensation data extracted from the SEC filings of those public companies and prepared a detailed analysis of that data for the Compensation Committee. In addition, the Compensation Committee looked at the executive compensation data of private companies focused on private equity and venture capital, since ICG typically competes with those types of companies for executive talent. Radford obtained compensation data with respect to those private companies from the following sources and prepared a detailed analysis of that data for the Compensation Committee:

•	the McLagan Partners 2006 Private Equity/Venture Capital Survey of mid-size companies with assets under management of under $1 billion; and

•	the 2006 Private Equity Analyst-Holt Compensation Study of mid-size private equity firms with assets under management of between $300 million and $1 billion.

In late 2011 and early 2012, the Compensation Committee performed an evaluation of the compensation of chief financial officers at companies similar to ICG. In performing its evaluation, the committee reviewed data relating to chief financial officer cash salary and bonus compensation that Radford extracted from the following sources:

•	the Radford 2011 Global Technology Survey as it relates to software companies with between $30 million and $400 million in annual revenue; and

•	the public filings of software companies with between $30 million and $400 million in annual revenue.

The Compensation Committee also reviewed data relating to equity ownership among chief financial officers that was provided by Radford; this data was taken from the following sources:

•	the Radford 2011 Global Technology Survey as it relates to software companies with between $30 million and $400 million in annual revenue; and

•	the public filings of the seven companies listed above that were determined to be ICG’s peers.

Radford has consistently recommended that, in order to keep ICG’s executive compensation competitive with the marketplace, ICG should offer its executive officers base salaries and total cash compensation between the 50th and 75th percentiles of ICG’s peer comparison groups described above. The Compensation Committee shares Radford’s view and, accordingly, generally targets base salaries between the 50th and 75th percentiles of ICG’s peer comparison groups, subject to a number of other factors, as set forth in “Elements of ICG’s Compensation Program–Base Salaries” below.

Elements of ICG’s Compensation Program

In order to attract, retain and motivate exceptional executive officers and to align the interests of its executive officers with ICG’s stockholders, ICG generally compensates its executive officers through a mix of cash, equity compensation and other long-term incentive-based compensation, which, in 2011, consisted primarily of:

•	annual salaries;

•	annual bonuses based upon the achievement of specific business goals; and

•	equity compensation, including equity compensation subject to performance-based vesting.

In addition to these primary components, ICG provides compensation to executive officers through employment agreements and other compensation arrangements, such as the carried interest compensation plan under which ICG’s executive officers remain eligible to receive cash payments in the event of liquidity events or other distributions at certain companies in which ICG acquired equity interests in 2008 and 2009 (the plan is described further in “Elements of ICG’s Compensation Program–Carried Interest Plan” below). ICG has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in the sections that follow and elsewhere in this proxy statement.

Base Salaries

The Compensation Committee aims to set competitive base salaries for ICG’s executive officers. Consistent with Radford’s recommendations, the base salaries of ICG’s executive officers have been targeted at a level between the 50th and 75th percentiles of ICG’s peer comparison group. However, peer comparisons are only one factor taken into account by the Compensation Committee in establishing the base salaries of executive officers. The committee also takes into consideration an executive’s skill set, experience and responsibilities within ICG, as well as internal pay equity among ICG executives, in setting base salaries.

The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. In late 2006, Radford studied the compensation being paid to chief executives and other executive officers of the members of ICG’s peer comparison groups identified above. Based in part on Radford’s findings, ICG entered into new employment agreements with Mr. Buckley, Mr. Alexander and Mr. R. Kirk Morgan, ICG’s Chief Financial Officer, in 2007. A more complete description of the respective terms of Mr. Buckley’s, Mr. Alexander’s and Mr. Morgan’s employment agreements is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below. Under the employment agreements, the base salaries of Mr. Buckley, Mr. Alexander and Mr. Morgan were set at $450,000, $450,000 and $275,000, respectively.

The base salaries of Mr. Buckley and Mr. Alexander have not increased since 2007, despite a number of amendments to their employment agreements and Mr. Alexander’s promotion to President in 2009. In late 2011, the Compensation Committee, believing that Mr. Morgan’s cash compensation was below a competitive level and concerned about pay inequities among ICG’s executive officers, evaluated the cash compensation of chief financial officers at ICG’s peer companies. In conducting its evaluation, the committee reviewed data provided by Radford that indicated that Mr. Morgan’s salary of $275,000 was below the 50th percentile of the peer comparison group. Accordingly, in February 2012, the Compensation Committee increased Mr. Morgan’s base salary to $300,000, effective as of January 1, 2012, bringing it within the desired 50th and 75th percentiles of ICG’s peer comparison group.

Bonuses

Early in each year, the Compensation Committee establishes an annual performance plan to motivate ICG’s employees to achieve specified quantitative and qualitative corporate goals. After a recommendation from the Compensation Committee, the performance plan is approved by the full Board. The performance plan sets forth short-term goals designed to focus ICG’s management on quantitative and qualitative achievements that the Compensation Committee believes will foster lasting stockholder value and to reward employees for performance. The qualitative elements of the performance plan focus on ICG’s achievement of certain strategic objectives that are identified at the beginning of the measurement period.

Most of ICG’s quantitative targets in recent years have been designed to focus the efforts of ICG management on:

•	increasing revenues and EBITDA at ICG’s companies (with a sharp focus on the revenues and EBITDA of ICG’s majority-owned companies);

•	increasing the net value of ICG’s companies;

•	deploying capital effectively; and

•	generating cash through strategic monetizations of existing assets.

The structure of the quantitative goals of ICG’s 2011 performance plan (as described below), which, in the aggregate, comprised 80% of the total target bonus for 2011, limits the Compensation Committee’s use of discretion in determining achievement of those goals other than with respect to changed circumstances, such as the sale of a company during the measurement period, the valuation of an asset by an independent party or a strategic decision regarding the use of capital resulting from unforeseen circumstances. However, since determinations regarding the achievement of qualitative goals, which, in the aggregate, accounted for 20% of the total target bonus in 2011, are somewhat subjective by their nature, a greater opportunity exists for the use of discretion by the Compensation Committee in evaluating performance against those goals.

Because of ICG’s ever-increasing focus on its majority-owned companies, ICG’s stockholders and prospective stockholders are increasingly evaluating the company based on its performance against aggregate consolidated company revenue and EBITDA guidance. The Compensation Committee believes that, like any operating company, ICG’s ability to consistently achieve healthy growth in consolidated revenue and consolidated EBITDA will be critical to generating sustained, meaningful long-term returns for the company’s stockholders. Therefore, consistent with its “pay-for-performance” philosophy, the Compensation Committee linked a significant portion (45%) of the potential annual bonus award under the 2011 performance plan to the aggregate revenue and EBITDA performance of ICG’s “consolidated core” companies (GovDelivery Holdings, Inc., Investor Force Holdings, Inc. and Procurian Inc. (f/k/a ICG Commerce Holdings, Inc.)). Since ICG also continues to hold minority interests in, and provide strategic and operational guidance to, a number of other companies (which could become either sale candidates or majority-owned ICG companies), the Compensation Committee linked a smaller portion (10%) of the potential annual bonus award to the individual revenue and EBITDA performance of the four companies in which ICG then owned its most substantial minority interests (i.e., its “equity core” companies) (Channel Intelligence, Inc., Freeborders, Inc., StarCite, Inc. and WhiteFence, Inc.).

Under the 2011 performance plan, the Compensation Committee established:

•	a single performance band with a minimum and maximum aggregate revenue and EBITDA performance level for ICG’s consolidated core companies; and

•	separate performance bands, each with a minimum and maximum individual revenue and EBITDA performance level, for each of ICG’s equity core companies.

If the group of consolidated core companies, or the relevant equity core company, produced revenue and/or EBITDA within the established performance bands, a portion of the target bonus would be paid based on the level of revenue and/or EBITDA produced.

In addition to driving revenue and EBITDA growth at ICG’s companies, ICG’s business strategy calls for ICG management to execute transactions that would result in ICG holding an increasing portion of its assets in the form of majority-owned companies. Accordingly, the Compensation Committee has linked meaningful portions (25% in total) of the potential bonus award under the 2011 performance plan to ICG’s ability to (1) dispose of its interests in minority stakes and (2) acquire new majority-owned companies, increase its ownership in existing majority-owned companies and/or facilitate acquisitions by its majority-owned companies. Also, consistent with past performance plans, and as described above, the Compensation Committee linked 20% of the potential bonus award under the 2011 performance plan to qualitative goals, which gives the committee some ability to incent and reward management for exceptional performance that is not reflected in the base allocations described above.

The potential bonus award under the 2011 performance plan, which was approved by the Compensation Committee and the full Board in March 2011, was specifically allocated as follows:

•	30% of the potential bonus was tied to the achievement by ICG’s three consolidated core companies of $147.2 million in annual aggregate revenues (i.e., 25% growth);

•	15% of the potential bonus was tied to the achievement by ICG’s three consolidated core companies of $17.9 million of annual aggregate EBITDA (i.e., 30% growth);

•	5% of the potential bonus was tied to the achievement by ICG’s then-four equity core companies of specified annual individual revenue goals;

•	5% of the potential bonus was tied to the achievement by ICG’s then-four equity core companies of specified annual individual EBITDA goals;

•

15% of the potential bonus was tied to the deployment of an aggregate of $75 million in cash or ICG stock towards (1) ICG’s acquisition of new ownership interests in one or more consolidated core companies and/or (2) the acquisition of one or more new companies by existing consolidated core companies;

•

10% of the potential bonus was tied to ICG’s receipt of an aggregate of $75 million of proceeds/consideration from (1) distributions made in respect of the securities held by ICG in its companies and (2) strategic monetizations of its companies; and

•

20% of the potential bonus was tied to ICG’s execution against the following qualitative goals: (1) execution of strategic initiatives; (2) improvement in communicating the value of ICG’s underlying assets; (3) enhancement of the ICG brand; (4) development of ICG’s acquisition pipeline; (5) performance and competency of the executives at ICG’s companies; and (6) reaction to unforeseen market and business conditions.

The goals relating to the revenue and EBITDA of ICG’s companies generally relate to financial plans that ICG’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. Stated differently, the Compensation Committee has historically established aspirational or “stretch” revenue and EBITDA performance plan goals that do not merely reflect ICG’s expectations with respect to the revenue and EBITDA of its companies. A look at the performance of ICG’s core companies from 2007 to 2010 against both the aggregate core company investor guidance provided by ICG management and the individual core company performance plan goals shows that performance against the investor guidance was notably better than performance against the plan goals. In 2011, ICG’s consolidated core companies were able to secure 15% out of a targeted 15% bonus payout for their aggregate EBITDA performance against the performance plan goals by generating $17.9 million of EBITDA, which was in the uppermost region of the $16 million to $18 million EBITDA guidance range provided to ICG’s investors. On the other hand, despite achieving solid revenue growth of 19.5% in 2011 that only narrowly missed ICG’s investor guidance range of 21% to 26%, ICG’s consolidated core companies attained 0% out of a targeted 30% payout for their aggregate revenue performance against the plan goals; that outcome had a significant impact on the 2011 bonus payout.

Each of ICG’s equity core companies is a private company that does not regularly disclose its financial goals to the public. ICG believes that if such information were made public, competitive harm would result to these companies (e.g., by providing their competitors with insight into their pricing strategies, margins and financial wherewithal) and to ICG, both directly (e.g., by making it a less attractive acquirer of private businesses and by causing market confusion with respect to aggregate financial guidance) and as a result of the harm to its companies. Moreover, ICG believes that disclosure of its equity core company-specific revenue and EBITDA performance plan targets would not be material to an understanding of ICG’s executive compensation. As noted above, in 2011, only 10% of the potential performance plan award was tied to the realization of specified individual revenue and EBITDA goals for ICG’s equity core companies, with revenue goals representing 5% of the award and EBITDA goals representing 5% of the award. Because the 10% overall target for 2011 was comprised of four revenue subtargets and four EBITDA subtargets, no one company’s revenue and EBITDA results were material to the determination of ICG’s bonus in 2011. Based on the competitive harm described above and the fact that these individual targets are not material to an investor’s understanding of ICG’s executive compensation policies or decisions, ICG believes it is appropriate to not publicly disclose the specific financial goals of its individual equity core companies.

Under the performance plan, an annual target bonus is established for each ICG executive officer, usually in accordance with the executive officer’s employment agreement; the target bonus is stated as a percentage of the executive officer’s base salary. Consistent with Radford’s recommendation, target bonuses are generally set at a level between the 50th and 75th percentiles of ICG’s peer comparison group. The target bonuses for ICG’s executive officers in 2011, as mandated by their respective employment agreements, ranged from 70% to 150% of base salary, or $192,500 to $675,000. In February 2012, the Compensation Committee increased Mr. Morgan’s target bonus from $192,500 to $300,000 (i.e., from 70% to 100% of Mr. Morgan’s base salary). Although Mr. Morgan’s increased target bonus was greater, in terms of percentage of base salary, than the 75th percentile of ICG’s peer comparison group, the committee believed that the increased bonus was appropriate in that it brought Mr. Morgan’s total cash compensation and total incentive-based compensation more in line with that of ICG’s other executive officers and with ICG’s previous chief financial officers.

Actual bonus awards can range from 0% to 200% of an individual’s target award; in practice, bonus awards paid to ICG’s executive officers have ranged from 51% to 105% of their corresponding target awards. Bonus awards for ICG’s executive officers under ICG’s annual performance plan are tied directly to ICG’s achievement of the bonus goals; therefore, ICG’s executive officers will receive payment under the performance plan only to the extent that company-specific goals are achieved. Furthermore, a meaningful portion of the target cash compensation of ICG’s executive officers is tied to the performance plan. The Compensation Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual company performance.

In January 2012, the Compensation Committee evaluated ICG’s 2011 performance to determine the extent to which ICG achieved its 2011 goals (i.e., the extent to which executive officers would be paid relative to their respective target bonuses). The committee declared a bonus for 2011 performance based on 51% achievement of ICG’s goals. The award was comprised as follows (actual amounts paid to each of ICG’s executive officers under the 2011 performance plan are set forth in the “Summary Compensation Table” below):

•	0% out of a targeted 30% with respect to aggregate consolidated core company revenue growth;

•	15% out of a targeted 15% with respect to aggregate consolidated core company EBITDA growth;

•	1% out of a targeted 5% with respect to equity core company revenue;

•	3% out of a targeted 5% with respect to equity core company EBITDA;

•	3.5% out of a targeted 15% with respect to the acquisition/increase of consolidated stakes;

•	11% out of a targeted 10% with respect to the monetization of ICG companies; and

•	17.5% out of a targeted 20% with respect to ICG’s execution against qualitative goals.

As shown above, the 51% payout (less than half of the 103% payout in 2010) was based primarily on ICG’s inability to meet the consolidated core company revenue growth and consolidated acquisitions targets set by the Compensation Committee.

Equity Grants

The Compensation Committee has long believed that ICG’s executive officers should focus on building long-term value for ICG’s stockholders and, when operating ICG, should be subject to the same risks and rewards as those stockholders. Thus, under ICG’s compensation program, a significant portion of each executive officer’s compensation has historically consisted of equity awards that are directly linked to the price of ICG’s Common Stock. The Compensation Committee further believes that the alignment of the interests of ICG’s management and its stockholders should be a long-term proposition. Accordingly, the committee has traditionally sought to have a meaningful portion of ICG’s outstanding equity grants continually held by ICG’s executive officers; that goal has been accomplished in part through ICG’s stock ownership guidelines, which are described more fully in “Executive Officer Stock Ownership Guidelines” below.

The intended alignment between ICG’s executive officers and its stockholders was evident in 2011, as the decline in ICG’s stock price during 2011 caused a substantial decline in the overall value of ICG equity awards held by the company’s executive officers. The aggregate intrinsic value of the unexercised ICG equity awards, vested or unvested, held by ICG’s executive officers as of January 1, 2011 decreased from $16.2 million on that date to $1.7 million on December 31, 2011. None of ICG’s executive officers exercised any equity awards in 2011.

In October 2011, the Compensation Committee took what it believes to be a meaningful step in its ongoing mission of crafting compensation structures to drive long-term, sustainable value for ICG’s stockholders. At that time, the committee granted to Mr. Buckley and Mr. Alexander substantial equity awards, the vesting of two-thirds of which is tied to the achievement of significant long-term ICG performance objectives; those grants are described in detail in the paragraphs that follow.

The Compensation Committee has traditionally made, or recommended that the Board make, equity grants to executive officers following input from an independent compensation consultant and ICG’s management. The committee has sought a level of equity award that would provide a long-term incentive that is competitive with the awards granted by ICG’s peers, that would preserve ICG’s internal pay equity standards and that would serve as an effective retention tool. When determining the kind and amount of equity awards to grant, the Compensation Committee has considered the accounting and tax implications of potential awards, as well as the dilutive impact that potential awards would have on ICG’s stockholders.

In recent years, equity awards to ICG’s executive officers have consisted of a combination of restricted stock and SARs subject to time-based vesting over a four-year period. The Compensation Committee believes that the restricted stock/SAR mix is consistent with its “pay for performance” philosophy, as well as its tenets that (1) each executive’s compensation package should have significant upside potential for strong performance and downside exposure for underperformance and (2) the risks and rewards of ICG’s executives should mirror, as closely as possible, those of the company’s stockholders, in that:

•	the restricted stock component provides executives with a portion of their compensation in the same form held by ICG’s stockholders; and

•	the SAR component provides value for executives only where corresponding value has been created for ICG’s stockholders.

Further, the Compensation Committee favors SARs to stock options because, through SAR grants, it is able to provide executives with the same or a similar level of economic benefits and incentives as are provided by stock options, with less dilution to ICG’s stockholders.

In January 2010, for the first time in a number of years, the Compensation Committee made equity grants of SARs to ICG’s executive officers to provide additional retentive and motivational value for those individuals. The grants consisted of 355,000 SARs for each of Messrs. Buckley and Alexander and 155,000 SARs for Mr. Morgan. The SARs, which have a base price of $6.70 and are subject to four-year vesting (with 25% of the shares vesting on the first anniversary of the grant date, and the remaining shares vesting in equal monthly portions over the following 36 months), are, as a general matter, designed to provide incentives for the executive officers not only to create stockholder value, but to create stockholder value that is sustained over the long term.

In 2011, the Compensation Committee consulted with Radford and decided that it wanted to increase the ratio of long-term incentive compensation relative to annual cash compensation for ICG’s Chief Executive Officer and President. The committee also considered its long-term expectations with respect to the value of ICG’s Common Stock, as well as ICG’s evolving strategy (that is, its increased focus on majority-owned companies), and sought to increase the long-term focus of ICG’s Chief Executive Officer and President and to tie a greater portion of the compensation of those executives to the company’s sustained performance. The committee acknowledged that, in line with ICG’s corporate strategy:

•

ICG’s stockholders and prospective stockholders are increasingly evaluating the company based on its performance against aggregate consolidated company revenue and EBITDA targets, as set forth in long-term strategic plans; and

•

the achievement of consistent revenue and EBITDA growth at ICG’s consolidated companies in accordance with those strategic plans will be critical to generating sustained long-term returns for ICG’s stockholders.

The committee decided that restricted stock grants subject to vesting contingent upon the achievement of specific long-term company performance objectives would be an appropriate vehicle to drive a level of performance that would either directly (in the case of stock price targets) or indirectly (in the case of revenue and EBITDA targets) lead to substantial long-term stockholder returns. In October 2011, the Compensation Committee granted 550,000 shares of restricted stock to each of Mr. Buckley and Mr. Alexander, with each grant consisting of three separate tranches that are subject to three sets of independent vesting criteria, as described immediately below.

Achievement of Financial Metrics

The first tranche of 183,333 shares will vest if ICG achieves either of the following financial metrics:

•	ICG’s trailing 12-month consolidated revenue exceeds $500 million (the “Revenue Vesting Target”) at any time on or before December 31, 2015; or

•

ICG’s share of trailing 12-month consolidated adjusted EBITDA (excluding equity-based compensation and unusual items) exceeds $70 million (the “EBITDA Vesting Target”) at any time on or before December 31, 2015.

If neither of the above financial metrics is met, but ICG achieves 75% of either the Revenue Vesting Target or the EBITDA Vesting Target prior to December 31, 2015, 91,667 shares from the tranche will vest, with ratable vesting of up to 183,333 shares for the achievement of any percentage of the Revenue Target or EBITDA Target between 75% and 100%, whichever of the achievement percentages is higher.

Achievement of Stock Price Metrics

The second tranche of 183,333 shares will vest as follows if ICG’s Common Stock price meets or exceeds the applicable specified metrics:

•	If the thirty-day volume weighted average price per share of the Common Stock equals or exceeds $25.00 at any time prior to December 31, 2015, then all 183,333 shares will vest; or

•

If the $25.00 stock price target is not achieved, but ICG’s total stockholder return is in the top 40% of all NASDAQ Component members for the period beginning on the date of grant and ending on December 31, 2015, then 91,667 shares will vest.

Time-Based Vesting

The third tranche of 183,334 shares, which are intended to provide retentive value and align the executives’ interests with stockholders’ interests, will vest ratably over a four-year period, with one-eighth of the shares vesting every six months, commencing in May 2012.

The restricted shares are subject to the vesting acceleration provisions contained in Mr. Buckley’s and Mr. Alexander’s respective employment agreements, except that all of the shares in the first and second tranche will automatically become fully vested upon an ICG “change of control” (as defined in ICG’s Third Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Omnibus Equity Plan”)), regardless of whether Mr. Buckley’s or Mr. Alexander’s employment is terminated in connection with that change of control event. The treatment of Mr. Buckley’s and Mr. Alexander’s equity grants upon a change of control are described further in “Potential Payments Upon Termination or Change in Control” below.

Given the types of companies that ICG presently holds and seeks to acquire (i.e., mature companies that have demonstrated consistent revenue and EBITDA growth, rather than “start-ups” or “turn-arounds”), the Compensation Committee believes that the financial and stock price metrics would be achieved only if ICG is able to both (1) consistently achieve exceptional revenue growth at its consolidated companies over a multi-year period and (2) pursue and execute acquisitions that are accretive to revenue and EBITDA growth. Importantly, none of the performance-based restricted shares will vest (i.e., Mr. Buckley and Mr. Alexander will receive no value) unless at least one of the aspirational targets is met or value is realized by ICG’s stockholders through a change of control transaction.

In addition, as part of an annual grant program designed by the Compensation Committee to provide ongoing retentive and motivational value, Mr. Morgan received a grant of 12,500 shares of restricted stock and 37,500 SARs on June 17, 2011. The restricted stock vests in equal installments over a four-year period, with 3,125 shares vesting on each anniversary of the grant date. The SARs have a base price of $12.15 and vest over a four-year period, with 25% of the shares vesting on the first anniversary of the grant date, and the remaining shares vesting in equal monthly portions over the following 36 months.

Carried Interest Plan

In 2007, the Compensation Committee, based in large part on information and analysis (including peer benchmarking information and analysis) provided by Radford, granted long-term compensation to ICG’s executive officers through a carried interest program similar to those provided to private equity and venture capital professionals. Carried interest is a percentage of profits that the management of a fund receives out of the total profits made on investments by the fund. Because payment is tied to the disposition of a portfolio company, which typically occurs many years after an initial investment is made, and because grants of carried interests generally vest over several years, carried interest is designed to act as a long-term incentive and retention tool. Moreover, under existing tax laws, carried interest is generally taxed at a capital gains rate that is currently much lower than ordinary income rates.

ICG’s carried interest plan, which became effective in 2008, permits the Compensation Committee to award grants to employees in the form of interests in limited partnerships established by ICG to hold company interests acquired by ICG in each calendar year.

The principal features of the carried interest plan, which is administered by the Compensation Committee, are as follows:

•

In 2008 and 2009, interests in new companies were acquired through a partnership (one new partnership per year) in which ICG Holdings, Inc., a wholly-owned subsidiary of ICG (“ICG Holdings”), is the general partner, and ICG management participants are limited partners;

•	For each partnership, a carried interest of 15% was allocated to management participants;

•	Carried interest will be paid in connection with a liquidity event or income receipt at any of those companies, subject to ICG Holdings realizing an 8% compounded profit;

•

Rights to receive carried interest will vest over a six-year period, with 50% of a participant’s interest vesting after three years, and the remainder vesting in equal portions over the next three years (all carried interest, including vested carried interest, will be forfeited on a termination for cause);

•

Participants will be deemed vested with respect to liquidity events or income receipts that occur before full vesting is achieved, so long as they are employees at the time of those liquidity events; and

•

40% of all gross carried interest distributions will be withheld and retained by each partnership to secure potential “clawback” claims. Upon the liquidation of a partnership, a determination will be made as to whether the aggregate amount of prior distributions made to participants were in excess of 15% of such partnership’s net income; if so, the participants will be required to forfeit previously withheld amounts to the extent of that excess (but will not be required to repay any additional amounts in the event that the withheld amounts are insufficient to cover that excess).

In both 2008 and 2009, the Compensation Committee approved grants to ICG executives in the carried interest plan. Of the 15% of carried interest that was available for allocation to management in 2008 and 2009, 3% of carried interest was allocated to Mr. Buckley, 3% of carried interest was allocated to Mr. Alexander and 0.65% of carried interest was allocated to Mr. Morgan for each of those years. These allocations were based on, among other things, each individual’s skill set, experience and roles and responsibilities with respect to ICG’s acquisition of, and relationship with, its companies. In approving the grants, the Compensation Committee also took into account the other components of each recipient’s compensation package. The Compensation Committee ascribes a relatively small amount of value to the carried interest held by ICG’s executive officers, as, to date, ICG deployed only (1)

approximately $4.9 million of capital into equity interests held in the 2008 carried interest plan and (2) approximately $23.0 million of capital into equity interests held in the 2009 carried interest plan. The vast majority of the capital deployed in connection with the 2009 plan relates to ICG’s acquisition of equity interests in SeaPass Solutions Inc. (“SeaPass”).

As discussed above, ICG’s strategy contemplates, among other things, the creation of long-term stockholder value through consistent revenue and EBITDA growth at its consolidated companies. The Compensation Committee believes that the use of traditional equity awards, such as SARs and restricted stock (particularly restricted stock with performance-based vesting), is particularly well-suited to focus ICG’s executive officers on driving the necessary revenue and EBITDA growth over the long term. Therefore, although any equity interests that ICG acquires in the future with respect to the companies in which it initially acquired a stake in 2008 or 2009 (most notably SeaPass) will be held in the carried interest plan for the year of that initial acquisition, the carried interest plan was not a part of the compensation packages of ICG’s executive officers in 2010 or 2011, and it is not likely to be a part of ICG’s executive officer compensation packages in the future.

Severance

In order to attract and retain executive talent, ICG generally provides severance benefits to each of its executive officers. Those benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause or, in some cases, resigns for good reason and executes a release in favor of ICG. Any severance benefits (other than vesting acceleration benefits) associated with a company change in control are based on a “double trigger,” such that the benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change in control. Any vesting acceleration benefits will apply to equity awards granted after June 17, 2009 only to the extent that a double trigger occurs, except with respect to the performance-based restricted stock granted to Messrs. Buckley and Alexander in October 2011 (the vesting of which accelerates upon a change of control, regardless of whether Mr. Buckley’s or Mr. Alexander’s employment is terminated in connection with the relevant change of control). A detailed discussion of the severance benefits payable to ICG’s executive officers is set forth in “Potential Payments Upon Termination or Change of Control” below.

Retirement Plans

ICG maintains a tax-qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. ICG also has a matching program under which the company matches 100% of the amount contributed by each employee, subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which for 2011 was $16,500 and for 2012 is $17,000 (plus, in each case, an additional $5,500 for catch-up contributions for employees age 50 or older).

ICG does not provide any pension or other retirement benefits to its executive officers.

Other Compensation

ICG provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. Those benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. ICG does not provide its executive officers with any other perquisites.

Equity Awards Practices

Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. ICG has priced all of its stock options and SARs based on the “fair market value” of ICG’s Common Stock, as that term was defined in ICG’s equity compensation plans, on the date of the grant. The fair market value of ICG’s Common Stock is defined as the closing price of ICG’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in ICG’s stock on the date of grant).

The Compensation Committee has enacted a formal equity award grant policy, which provides that:

•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, and those minutes must set forth the details of such grants;

•	the exercise price of the equity grants, if applicable, must equal the fair market value on the date of the grant; and

•	equity grants may not be made during any period in which ICG is in possession of material non-public information.

Executive Officer Stock Ownership Guidelines

ICG believes that it is important for its executive officers to retain a meaningful portion of their equity awards so that ICG’s executives’ interests remain aligned with its stockholders’ interests over time. Accordingly, the Board has established stock ownership guidelines for ICG’s executive officers. Under the guidelines, the executive officers must hold, during the term of their respective employment, the lesser of:

•

Common Stock valued at 300% of the executive’s annual base salary in the case of Mr. Buckley, Common Stock valued at 150% of the executive’s annual base salary in the case of Mr. Alexander, and Common Stock valued at 40% of the executive’s annual base salary in the case of Mr. Morgan; and

•	Forty percent of all restricted stock awards that vest after July 2005 (or, in the case of Mr. Morgan, 40% of all restricted stock awards that vest after February 2006).

ICG’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To ICG’s knowledge, all of its executive officers are currently in compliance with the guidelines.

Compensation Clawback Policy

In 2010, ICG adopted a Compensation Clawback Policy under which the Board may, in its discretion, recoup (in whole or in part) any future performance-based bonus or other incentive-based compensation paid to any ICG executive officer to the extent that the bonus or compensation is based upon financial results that were impacted by that executive officer’s fraud or intentional misconduct.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code prohibits public companies from taking a tax deduction for compensation in excess of $1,000,000 paid to their executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of ICG and its stockholders that ICG retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time-to-time, approved elements of compensation for ICG executive officers that were consistent with its compensation objectives but were not fully deductible as compensation expenses. In 2011, all of the compensation paid to ICG’s executive officers was deductible for federal income tax purposes.

2011 Realized Pay Table

The following table supplements the “Summary Compensation Table” that appears in “Executive Compensation” below; it shows the compensation actually realized in 2011 by each of ICG’s executive officers. The only substantive difference between the following Realized Pay Table and the 2011 entries in the standard Summary Compensation Table is the value placed on the equity awards granted to ICG’s executive officers in 2011. SEC rules require companies to report the grant date fair value of all equity awards in the Summary Compensation Table for the year in which the awards were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relate to the restricted stock awards granted to Messrs. Buckley and Alexander in October 2011. The value of those equity awards is uncertain, since the awards have not vested, they are not likely to vest in the near future, and they may never vest at all, particularly the portion of the awards that vests only upon the achievement of aspirational long-term ICG performance objectives. In contrast, the supplemental Realized Pay Table is designed to show only those equity awards that vested during 2011 and to reflect the aggregate value of those awards as of the applicable vesting date. Since no restricted stock awards held by ICG’s executive officers vested in 2011, there is no value reflected in the stock awards column. In addition, there is no assurance that ICG’s executive officers will actually realize the value ascribed in the Realized Pay Table to the SARs that vested in 2011, since the ultimate value of the SARs will depend on ICG’s Common Stock price when, if ever, the SARs are exercised and when, if ever, the underlying shares of Common Stock are liquidated.

Name and Principal Position	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2)	SAR/ Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (1)	Total ($)
Walter W. Buckley, III Chairman of the Board/ Chief Executive Officer	$450,000	—	—	$984,394	$344,250	—	$40,447	$1,819,091

R. Kirk Morgan Chief Financial Officer	$275,000	—	—	$429,844	$98,175	—	$35,221	$833,240

Douglas A. Alexander President	$450,000	—	—	$984,394	$344,250	—	$43,486	$1,822,130

(1)	The amount shown in this column for each executive officer, if any, is identical to the amount set forth for 2011 in the corresponding column in the “Summary Compensation Table” below.
(2)	This column is designed to reflect the value, as of the applicable vesting date, of restricted stock that vested during 2011; since no restricted stock held by the executive officers vested in 2011, there are no amounts reported in the column.
(3)	The amount shown in this column for each executive officer represents the aggregate value of the SARs held by the executive officer that vested in 2011. That aggregate value was calculated by multiplying the total number of SARs held by the executive officer that vested in 2011 by the difference between the base price of those SARs and the NASDAQ closing price of ICG’s Common Stock on the applicable vesting date, without regard to actual exercise activity.

EXECUTIVE OFFICERS

The current executive officers of ICG are as follows:

Douglas A. Alexander, President. Mr. Alexander assumed the role of President of ICG in January 2009. He joined ICG as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was the Chief Executive Officer of Traffic.com, Inc. He returned to ICG as Managing Director, Operations in October 2003 and served in that capacity until he was promoted to President in January 2009. Prior to joining ICG, in 1989 Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Age: 51.

Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a Class III director.

R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined ICG in March 1999 and has held several positions in ICG’s finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining ICG in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PricewaterhouseCoopers, LLP. Age: 45.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding compensation paid or accrued for the benefit of each of ICG’s executive officers for the years ended December 31, 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	SAR/ Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)

Walter W. Buckley, III Chairman of the Board/ Chief Executive Officer	2011	$450,000	—	$4,902,004	—	$344,250	—	$40,447	$5,736,701
	2010	$450,000	—	—	$1,395,150	$695,250	—	$46,625	$2,587,025
	2009	$450,000	—	—	—	$496,125	—	$38,311	$984,436

R. Kirk Morgan Chief Financial Officer	2011	$275,000	—	$151,875	$248,625	$98,175	—	$35,221	$808,896
	2010	$275,000	—	—	$609,150	$198,275	—	$37,093	$1,119,518
	2009	$275,000	—	—	—	$141,488	—	$36,868	$453,356

Douglas A. Alexander President	2011	$450,000	—	$4,902,004	—	$344,250	—	$43,486	$5,739,740
	2010	$450,000	—	—	$1,395,150	$695,250	—	$40,331	$2,580,731
	2009	$450,000	—	—	—	$496,125	—	$48,003	$994,128

(1)	The amounts shown in this column for 2011 (a) for each of Mr. Buckley and Mr. Alexander reflects the grant date fair value of the shares of restricted stock granted to that executive officer on October 4, 2011 and (b) for Mr. Morgan reflects the grant date fair value of the shares of restricted stock granted to Mr. Morgan on June 17, 2011, in each case, as calculated in accordance with the FASB Accounting Standards Codification Topic 718.
(2)	The amounts shown in this column (a) for 2011 for Mr. Morgan reflect the grant date fair value of the SARs granted to Mr. Morgan on June 17, 2011 and (b) for 2010 for each executive officer reflect the grant date fair value of the SARs granted to that executive officer on January 11, 2010, in each case, as calculated in accordance with the FASB Accounting Standards Codification Topic 718.
(3)	The amounts shown in this column for each specified year include amounts paid in the following year under ICG’s performance plans for individual and company performance during the specified year.
(4)	The amounts shown in this column for 2009 reflect a voluntary, one-time 30% advance reduction in each executive officer’s target bonus under ICG’s 2009 performance plan.
(5)	The amounts shown in this column for each specified year reflect medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by ICG, as well as ICG’s 401(k) employer matching contribution and adoption assistance benefits.

Employment Agreements

The terms of employment of each of ICG’s executive officers, Mr. Buckley, Mr. Morgan and Mr. Alexander, are set forth in separate written employment agreements.

Mr. Buckley’s and Mr. Alexander’s employment agreements, which are substantially identical in form, contain the following principal terms:

•	a current term extending through December 31, 2012, subject to continual automatic one-year renewal periods;

•	an annual base salary of $450,000, subject to annual increases;

•	an annual target bonus of 150% of base salary;

•

the executive’s participation in ICG’s welfare and retirement plans, as well as ICG’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for the executive’s respective position; and

•

the payment, subject to specified qualifications and conditions, of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason under certain circumstances, including in connection with a change of control of ICG (for a description of the severance benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below).

Mr. Morgan’s employment agreement, as supplemented from time to time by the Board or the Compensation Committee, contains the following principal terms:

•	a current term extending through December 31, 2014;

•	an annual base salary of $300,000;

•	an annual target bonus of 100% of base salary; and

•

the payment, subject to specified qualifications and conditions, of a series of benefits upon specified terminations of employment without cause prior to December 31, 2011 (for a more detailed description of the severance benefits contained in Mr. Morgan’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below).

Plan-Based Awards

The following table provides information regarding plan-based awards granted to ICG’s executive officers in 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plans (1)			Estimated Future Payouts Under Equity Incentive Plans (2)			All Other Stock Awards: # of Shares of Stock or Units (#) (3)	All Other Option Awards: # of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Walter W. Buckley, III	3/8/2011	$0	$675,000	$1,350,000	—	—	—	—	—	—	—
	10/4/2011	—	—	—	183,334	366,666	366,666	—	—	—	$3,075,997
	10/4/2011	—	—	—	—	—	—	183,334	—	—	$1,826,007

R. Kirk Morgan	3/8/2011	$0	$192,500	$385,000	—	—	—	—	—	—	—
	6/17/2011	—	—	—	—	—	—	12,500	—	—	$151,875
	6/17/2011	—	—	—	—	—	—	—	37,500	$12.15	$248,625

Douglas A. Alexander	3/8/2011	$0	$675,000	$1,350,000	—	—	—	—	—	—	—
	10/4/2011	—	—	—	183,334	366,666	366,666	—	—	—	$3,075,997
	10/4/2011	—	—	—	—	—	—	183,334	—	—	$1,826,007

(1)	Each of the grants made to executive officers in 2011 under non-equity incentive plans was made under ICG’s 2011 performance plan, which is described in “Compensation Discussion and Analysis–Bonuses” above. The actual amounts paid to each of ICG’s executive officers under ICG’s 2011 performance plan are set forth in the “Summary Compensation Table” above.

(2)	The amounts shown in these columns for October 4, 2011 represent the number of shares of restricted stock subject to performance-based vesting that were granted to each of Mr. Buckley and Mr. Alexander on that date under the Omnibus Equity Plan. Those shares are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.
(3)	The amounts shown in this column (a) for October 4, 2011 for each of Mr. Buckley and Mr. Alexander represent the number of shares of restricted stock subject to time-based vesting that were granted to each of those executive officers on that date under the Omnibus Equity Plan and (b) for June 17, 2011 for Mr. Morgan represent the number of shares of restricted stock that were granted to Mr. Morgan on that date under the Omnibus Equity Plan. Those shares, in each case, are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.
(4)	The amount shown in this column for June 17, 2011 for Mr. Morgan represents the number of SARs that were granted to Mr. Morgan on that date under the Omnibus Equity Plan. Those SARs are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.
(5)	The amounts shown in this column for each specified date and each specified executive officer reflects the grant date fair value of the shares of restricted stock and/or SARs granted to that executive officer on that date, in each case, as calculated in accordance with the FASB Accounting Standards Codification Topic 718.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by each of ICG’s executive officers as of December 31, 2011:

Name	Option/SAR Awards					Stock Awards
	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (1) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Walter W. Buckley, III	100,000	—	—	$4.59	10/23/2012	—	—	—	—
	616,000	—	—	$7.34	7/22/2015	—	—	—	—
	170,106	184,894	—	$6.70	1/11/2020	—	—	—	—
	—	—	—	—	—	—	—	366,666	$2,830,662
	—	—	—	—	—	183,334	$1,415,338	—	—

R. Kirk Morgan	12,483	—	—	$8.98	12/10/2012	—	—	—	—
	133,110	—	—	$7.34	7/22/2015	—	—	—	—
	74,280	80,720	—	$6.70	1/11/2020	—	—	—	—
	—	37,500	—	$12.15	6/17/2012	—	—	—	—
	—	—	—	—	—	12,500	$96,500	—	—

Douglas A. Alexander	497,000	—	—	$7.34	7/22/2015	—	—	—	—
	170,106	184,894	—	$6.70	1/11/2020	—	—	—	—
	—	—	—	—	—	—	—	366,666	$2,830,662
	—	—	—	—	—	183,334	$1,415,338	—	—

(1)	The SARs shown in this column that have a base price of $6.70 were granted to ICG’s executive officers on January 11, 2010 and vest as follows: (a) 170,106 SARs vested through 2011, and 7,396 SARs will vest each month thereafter through January 2014 for Messrs. Buckley and Alexander; and (b) 74,280 SARs vested through 2011, and 3,230 SARs will vest each month thereafter through January 2014 for Mr. Morgan.
(2)	The 37,500 SARs shown in this column were granted to Mr. Morgan on June 17, 2011; they are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.
(3)

The amounts shown in this column (a) for each of Mr. Buckley and Mr. Alexander represent the number of shares of restricted stock subject to time-based vesting that were granted to each of those executives on October 4, 2011 and (b)

for Mr. Morgan represent the number of shares of restricted stock granted to Mr. Morgan on June 17, 2011; those shares, in each case, are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.
(4)	The amounts shown in this column for Mr. Buckley and Mr. Alexander represent the number of shares of restricted stock subject to performance-based vesting that were granted to each of those executives on October 4, 2011; those shares are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of ICG’s Compensation Program–Equity Grants” above.

Option Exercises and Stock Vested

As shown on the following table, no options or SARs were exercised by ICG’s executive officers during the year ended December 31, 2011, and there was no vesting of restricted stock held by ICG’s executive officers during 2011:

Name	SAR/Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Walter W. Buckley, III	—	—	—	—
R. Kirk Morgan	—	—	—	—
Douglas A. Alexander	—	—	—	—

Potential Payments Upon Termination or Change in Control

Walter W. Buckley, III and Douglas A. Alexander

Under the terms of their respective employment agreements and their respective 2011 performance-based restricted stock grants, each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that an ICG change of control occurs, that his employment is terminated without cause (including in connection with an ICG change of control), or that he resigns for good reason (including in connection with an ICG change of control).

Mr. Buckley’s agreement defines “cause” as a determination by the Board that Mr. Buckley:

•	has been convicted of, or pled nolo contendere to, a felony;

•

intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform that directive; or

•

has breached, and continues to breach following 30 days’ notice from the Board of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Mr. Alexander’s agreement defines “cause” as a determination by the Board that Mr. Alexander:

•	has been convicted of, or pled nolo contendere to, a felony;

•

intentionally and continually refuses to perform any reasonable and lawful directive of the Chief Executive Officer for a period of at least 30 days following notice from the Chief Executive Officer of a failure to perform that directive; or

•

has breached, and continues to breach following 30 days’ notice from the Chief Executive Officer of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Each agreement defines “good reason,” absent a change of control, as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by ICG of his employment agreement; and

•	ICG’s non-renewal of the agreement in accordance with its terms.

Each agreement defines “change of control” as the occurrence of any of the following:

•

any person or entity that is not a majority-owned subsidiary of ICG and is not a parent of ICG that is subject to majority voting control by ICG’s stockholders (each, a “Non-ICG Entity”) becoming the beneficial owner of a majority of the voting power of ICG’s outstanding securities;

•	the successful completion of a tender offer for a majority of the voting power of ICG’s then-outstanding securities;

•

the consummation of (1) a merger, consolidation or reorganization of ICG following which ICG’s stockholders prior to the transaction will cease to own 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets to a Non-ICG Entity or (3) a liquidation or dissolution of ICG; and

•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by that majority) ceasing to be members of the Board.

ICG’s Omnibus Equity Plan defines “change of control” as the occurrence of any of the following:

•	any person or entity acquiring beneficial ownership of a majority of the voting power of ICG’s outstanding securities, except where the acquisition is approved by the Board; and

•

the consummation of (1) a merger or consolidation of ICG following which ICG’s stockholders prior to the transaction will cease to own 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets or (3) a liquidation or dissolution of ICG.

Each agreement defines “good reason after a change of control” as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base salary;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by ICG of his employment agreement;

•	the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year;

•

ICG’s becoming a subsidiary of a corporation that is a Non-ICG Entity, unless the ultimate parent entity of that Non-ICG Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at ICG;

•	ICG’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania; and

•	ICG’s non-renewal of the agreement in accordance with its terms.

If Mr. Buckley or Mr. Alexander is terminated without cause at any time other than during the six-month period before, or the 24-month period following, a company change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a company change of control, he will, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;

•

payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs;

•

acceleration of vesting of all options, SARs and restricted stock granted to him on or prior to June 17, 2009 under ICG’s equity compensation plans that were scheduled to vest during the 18-month period following his termination;

•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Internal Revenue Code of 1986 (as such may be amended from time to time, “Section 409A”), the lump sum payment will be deferred and paid to such executive in a lump sum six months following his termination.

If either Mr. Buckley or Mr. Alexander is terminated without cause during the six-month period before, or the 24-month period following, a company change of control, or if either executive resigns for good reason during the 24-month period following a company change of control, he will, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus;

•

payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs;

•	acceleration of vesting of all stock options, SARs and restricted stock granted to him under ICG’s equity compensation plans;

•

continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment will be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, will be paid on a monthly basis, and the last six months of those medical payments, if payable, will be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.

In addition to the change of control-related benefits that Messrs. Buckley and Alexander are entitled to receive under the terms of their respective employment agreements, if a change of control (as defined in ICG’s Omnibus Equity Plan) occurs prior to December 31, 2015, the 366,666 shares of restricted stock subject to performance-based vesting that were granted to Messrs. Buckley and Alexander on October 4, 2011 will automatically vest.

The carried interest awarded to Messrs. Buckley and Alexander under ICG’s carried interest plan is subject to the same vesting acceleration provided for in Messrs. Buckley’s and Alexander’s employment agreements with respect to the executives’ stock options, SARs and restricted stock.

The benefits outlined above for Mr. Buckley and Mr. Alexander are expressly contingent upon the relevant executive executing and not revoking or breaching a general release, as well as that executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Under their employment agreements, each of Mr. Buckley and Mr. Alexander will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following his termination without cause or his resignation for good reason, each executive will be permitted to exercise his vested stock options and SARs for a period ending on the earlier to occur of:

•	24 months after termination of his employment; and

•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

Each of Mr. Buckley and Mr. Alexander (or their respective estates) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Neither executive will be permitted to exercise any of his stock options or SARs upon his termination for cause.

R. Kirk Morgan

Mr. Morgan’s employment agreement provides that he will be entitled to receive certain benefits should his employment be terminated without cause. The agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:

•	has breached his employment, service, non-competition, non-solicitation or other similar contract with ICG;

•	has been engaged in disloyalty to ICG, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;

•	has disclosed trade secrets or confidential information of ICG to a party not entitled to receive that information; or

•	has entered into competition with ICG.

If Mr. Morgan is terminated without cause prior to December 31, 2014, he will be entitled to the following benefits:

•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;

•

payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;

•

continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and

•

a recommendation to the Compensation Committee that his equity grants made on or prior to June 17, 2009 be subject to the more valuable of (1) credit for an additional 12 months of service or (2) application of the terms of the relevant equity grant, in each case with the exercise period of vested equity grants extended, subject to the limitations of Section 409A, to the earlier to occur of (a) 24 months after termination of his employment and (b) 12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment will be deferred and paid to Mr. Morgan in a lump sum six months following his termination.

Additionally, under the agreement, in the event of an involuntary termination of Mr. Morgan upon a change in control of ICG, Mr. Morgan will receive:

•	100% acceleration of all of his equity grants; and

•	subject to the limitations of Section 409A, the term to exercise any equity grant will be extended to the remaining grant term.

The carried interest awarded to Mr. Morgan under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Morgan’s equity grants.

Mr. Morgan will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earlier to occur of:

•	24 months after termination of his employment; and

•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

Following his termination without cause following a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Mr. Morgan will not be permitted to exercise any of his stock options or SARs upon his termination for cause.

The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release in a form acceptable to ICG.

Summary of Potential Payments to Executive Officers

The following table contains information regarding the payments and benefits to which ICG’s executive officers would be entitled upon the occurrence of the circumstances set forth in the leftmost column of the table:

Name/Circumstances	Cash Severance	Bonus	Medical Continuation	Outplacement Services	Value of Accelerated Equity and Performance Awards
Walter W. Buckley, III
Change of Control	$0	$0	$0	$0	$4,246,000
Termination Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$26,818	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$32,410	$40,000	$4,434,592
R. Kirk Morgan
Change of Control	$0	$0	$0	$0	$0
Termination Without Cause Absent a Change in Control	$600,000	$300,000	$14,256	$30,000	$0
Termination Without Cause in Connection with a Change in Control	$600,000	$300,000	$14,256	$30,000	$81,875
Douglas A. Alexander
Change of Control	$0	$0	$0	$0	$4,246,000
Termination Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$26,818	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$32,410	$40,000	$4,434,592

This table has been prepared based upon the following assumptions:

•	each executive officer was terminated on December 31, 2011 (at which time the closing price of ICG’s Common Stock was $7.72);

•	each executive officer received 100% of his target bonus in 2011 (51% was the actual payout for each executive officer);

•	the increase in Mr. Morgan’s base salary and target bonus became effective on December 31, 2011 (it actually became effective on January 1, 2012);

•	none of the executive officers will be employed by another employer prior to December 31, 2013;

•	none of the executive officers will be eligible to participate in a spouse’s medical or dental plan prior to December 31, 2013;

•	the cost to ICG of providing medical continuation benefits will be the same in 2013 as it is in 2012; and

•	none of the executive officers had any accrued vacation time on December 31, 2011.

ADVISORY VOTE REGARDING

EXECUTIVE OFFICER COMPENSATION

(ITEM 3)

In accordance with the Dodd-Frank Act, ICG’s stockholders are being asked to vote their support, on an advisory basis, for ICG’s executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. The vote, commonly known as a “say-on-pay” vote, is not intended to address any specific item of compensation but rather the overall compensation of ICG’s executive officers and the philosophy, policies and practices described in this proxy statement. Consistent with the preferences of a majority of ICG’s stockholders, as reflected in an advisory vote held at ICG’s 2011 Annual Meeting of Stockholders, ICG presently conducts a say-on-pay vote every year.

As noted above, the say-on-pay vote is advisory and, therefore, is not binding on ICG, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of ICG’s stockholders. Therefore, in the event that there is any significant vote against the executive officer compensation as described in this proxy statement, ICG will consult with stockholders and consider stockholders’ concerns, and the Compensation Committee and/or the Board will evaluate whether any actions are necessary to address those concerns.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee designs its executive compensation program to:

•	provide competitive compensation to attract, retain and motivate exceptional executives; and

•

align the collective interests of ICG’s executives with the interests of ICG’s stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term growth and strategy objectives.

The Compensation Committee also espouses a “pay-for-performance” philosophy and seeks to place a substantial percentage of executive officers’ total compensation at risk, with upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee reviews executive compensation annually to ensure that it continues to be tailored to achieve the committee’s desired goals.

In 2011, the primary components of ICG’s executive compensation program were cash salaries, cash bonuses and grants of restricted stock, two-thirds of which is subject to performance-based vesting. The Board believes that each of these components furthered the interests of ICG’s stockholders and adhered to the Compensation Committee’s stated goals and “pay-for-performance” philosophy, as follows:

•

the 2011 cash salaries of ICG’s executive officers provided relatively competitive base compensation (Mr. Buckley’s and Mr. Alexander’s salaries have not increased since 2007; Mr. Morgan’s salary increased from $275,000 to $300,000, effective as of January 1, 2012);

•

the 2011 compensation of ICG’s executive officers, through a decline in their annual performance-based bonuses and a significant loss of value in the equity awards they held, closely reflected the 2011 decline in the price of ICG’s Common Stock; and

•

the restricted stock grants made to Mr. Buckley and Mr. Alexander in 2011 provide significant incentives for the executives to drive long-term stockholder value, particularly through consistent revenue and EBITDA growth at ICG’s companies.

ICG’s stockholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, as well as the compensation tables contained therein, in order to better understand the compensation of ICG’s executive officers and the philosophy, policies and practices that the Compensation Committee uses to determine that compensation.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of ICG’s executive officers, as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Summary Beneficial Ownership Table

The following table contains information relating to shares of ICG Common Stock beneficially owned by (1) each person or group that is known to ICG to be the beneficial owner of more than 5% of its outstanding Common Stock, (2) each director (including each director nominee) and executive officer of ICG and (3) all directors and executive officers of ICG as a group. Unless otherwise specified, (a) the information in the following table is as of February 1, 2012 and (b) the address of each person listed below is c/o ICG Group, Inc., attention Secretary, 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087.

Name of 5% Beneficial Owner, Director or Executive Officer	Options, Warrants and SARs Exercisable Within 60 Days	DSUs (1)	Number of Shares Beneficially Owned, Including Options, Warrants, SARs Exercisable Within 60 Days and DSUs	Percent of Shares Outstanding
David J. Adelman	0	3,638	3,638	*
Douglas A. Alexander	689,291	0	1,415,657	3.8%
David J. Berkman	6,500	81,461	102,961	*
Walter W. Buckley, III (2)	908,290	0	1,711,087	4.6%
Thomas A. Decker	15,600	60,478	76,078	*
David K. Downes	5,600	67,598	88,698	*
Thomas P. Gerrity (3)	6,800	79,622	174,318	*
Michael J. Hagan	25,000	27,732	52,732	*
Peter K. Miller	6,250	7,500	13,750	*
R. Kirk Morgan	229,551	0	264,953	*
Philip J. Ringo	6,200	85,238	97,168	*
All directors and executive officers as a group (11 individuals)	1,899,082	413,267	4,001,040	9.6%
BlackRock, Inc. (4) (5)	0	0	2,342,465	6.3%
Capital World Investors (4) (6)	0	0	2,637,000	7.0%
Dimensional Fund Advisors LP (4) (7)	0	0	2,555,984	6.8%
FMR LLC (4) (8)	0	0	4,868,271	13.0%
The Vanguard Group, Inc. (4) (9)	0	0	1,915,596	5.1%
William Blair & Company, L.L.C. (4) (10)	0	0	2,420,478	6.5%

*	Represents less than 1% of the outstanding shares of Common Stock of ICG.
(1)	Includes shares of Common Stock attributable to the named director’s account relating to DSUs issued under ICG’s Non-Management Director Compensation Plan, as applicable, (a) for the director’s service on the Board and (b) in lieu of cash fees earned by the director for his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock attributable to the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the above table.
(2)	Includes 25,000 shares of Common Stock held by two trusts for the benefit of members of Mr. Buckley’s immediate family (with each trust holding 12,500 shares of Common Stock), as to which Mr. Buckley disclaims beneficial ownership.
(3)	Includes 45,896 shares of Common Stock that Dr. Gerrity holds jointly with his wife, Anna Gerrity.
(4)	Ownership information is as of December 31, 2011, based on a Schedule 13G (or an amendment thereto) filed with the SEC.
(5)	Includes shares held by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock Asset Management Ireland Limited. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.
(6)	Includes shares held by various investment companies under the Investment Company Act of 1940, as amended (the “Investment Act”), for which Capital World Investors (“CWI”) serves as investment adviser (including shares held by SMALLCAP World Fund, Inc., which, according to a Schedule 13G/A filed by CWI with the SEC on February 9, 2012, represent more than 5% of the outstanding shares of Common Stock of ICG). The address of CWI is 333 South Hope Street, Los Angeles, CA 90071.

(7)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser and (b) certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(8)	Includes shares held by Fidelity Growth Company Fund (“Fidelity Fund”), an investment company under the Investment Act, for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. According to a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2012, the shares held by Fidelity Fund represent more than 10% of the outstanding shares of Common Stock of ICG. The address of each of FMR LLC, Fidelity Fund and Fidelity Management is 82 Devonshire Street, Boston, MA 02109.
(9)	Includes shares held by a number of collective trust accounts for which Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“Vanguard”), serves as investment manager. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.
(10)	The address of William Blair & Company, L.L.C. is 222 W. Adams, Chicago, IL 60606.

Equity Compensation Plan Information

The following table sets forth information regarding the status of ICG’s equity compensation plans as of December 31, 2011:

Plan Category/Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise/base price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options, warrants and rights)
Equity compensation plans approved by security holders:
Second Amended and Restated 2005 Omnibus Equity Compensation Plan	4,147,891	$7.71	716,589
Amended and Restated 1999 Equity Compensation Plan (2)	171,208	$6.15	—
Equity compensation plans not approved by security holders:
LGO Corporation 2001 Equity Compensation Plan (3)	11,500	$7.71	—

Total	4,330,599	$7.64	716,589

(1)	The amounts shown below exclude the 1,225,785 shares of restricted stock that were unvested as of December 31, 2011 (they vest between 2012 and 2015) and the 52,500 DSUs that were unvested as of December 31, 2011 (they vested on March 8, 2012).
(2)	On February 1, 2009, the Amended and Restated 1999 Equity Compensation Plan (the “1999 Plan”) expired by its own terms and was terminated. As a result of this termination, ICG may no longer issue any equity securities under the 1999 Plan.
(3)	On September 4, 2011, the LGO Corporation 2001 Equity Compensation Plan (the “LGO Plan”) expired by its own terms and was terminated. As a result of this termination, ICG may no longer issue any equity securities under the LGO Plan.

Shares of ICG’s Majority-Owned Subsidiary Corporations Owned by Directors and Executive Officers

ICG owns a majority equity interest in InvestorForce. As of February 1, 2012, Dr. Gerrity, who was formerly a director of InvestorForce, directly owns less than 1% of InvestorForce’s outstanding shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

ICG is not aware of any related party transaction that it would be required to report in this proxy statement under Item 404(a) of Regulation S-K promulgated by the SEC (“Item 404(a)”).

Policies and Procedures for Review and Approval of Related Party Transactions

ICG has in place a written set of policies and procedures for the review, approval and/or ratification of, as well as the disclosure of, transactions that ICG is required to report under Item 404(a). These policies and procedures require ICG to enter into any such transaction only when it has been approved or ratified by the Board or the Nominating and Governance Committee, based upon a determination that such transaction is in, or is not inconsistent with, the best interests of ICG and its stockholders. In making that determination, the policy requires the Board or the Nominating and Governance Committee to consider the following factors:

•	the terms of the transaction and the benefits expected to be derived by ICG from the transaction;

•	the extent of the ICG related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;

•	whether the terms of the transaction or products or services involved in the transaction are readily available to ICG from alternative sources; and

•	the impact, if any, of the transaction on the independence of a director of ICG.

ICG’s policies and procedures do not require Nominating and Governance Committee approval or ratification of transactions between ICG’s related persons and its subsidiary companies that are not wholly-owned or wholly-controlled. However, ICG identifies and discloses all such transactions to the extent required by applicable SEC and NASDAQ requirements.

In addition to these policies and procedures, ICG’s Corporate Code of Conduct contains detailed guidelines for officers, directors and employees relating to the appropriate handling of both actual and potential conflicts of interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. The rules of the SEC require ICG to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of ICG’s Common Stock. Based solely on a review of reports filed by ICG on these persons’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met for 2011.

Submission of Stockholder Proposals and Director Nominations for 2013 Annual Meeting of Stockholders. Under the rules of the SEC set forth in Rule 14a-8 of the Exchange Act relating to stockholder proposals (the “Stockholder Proposal Rules”), some stockholder approvals may be eligible for inclusion in ICG’s 2013 proxy statement. The Stockholder Proposal Rules set forth the criteria that must be met for a stockholder proposal to be included in a proxy statement. Under the Stockholder Proposal Rules, any stockholder wishing to have a proposal included in ICG’s proxy statement for its 2013 Annual Meeting of Stockholders must submit the proposal so that ICG’s corporate Secretary receives it no later than January 3, 2013. However, in the event that ICG’s 2013 Annual Meeting of Stockholders is held prior to May 16, 2013 or later than July 15, 2013, ICG will disclose the new deadline by which stockholder proposals must be received under Part II, Item 5 of its earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by another means reasonably calculated to inform stockholders.

Under ICG’s By-Laws, stockholders must, subject to the Stockholder Proposal Rules, follow certain procedures in order to nominate a potential director or to introduce a proposal at an annual meeting. Subject to the Stockholder Proposal Rules, a stockholder wishing to make a nomination for election to the Board or to have a proposal presented at ICG’s 2013 Annual Meeting of Stockholders must submit written notice of such nomination or proposal so that the Secretary of ICG receives it no earlier than February 15, 2013 and no later than March 17, 2013. However, in the event that the Annual Meeting of Stockholders is held prior to May 26, 2013 or later than August 24, 2013, any nomination or other proposal must be received no later than the close of business on the 10th day following the date on which public announcement of the date of the 2013 Annual Meeting of Stockholders is made. The By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. Subject to the Stockholder Proposal Rules, stockholder director nominee proposals must include:

•	the recommending stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by that individual or entity; and

•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

Other stockholder proposals must include:

•	the proposing stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by that individual or entity; and

•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.

Communicating with ICG. Stockholders may communicate with ICG by sending correspondence to ICG’s corporate Secretary at the following address:

ICG Group, Inc.

690 Lee Road, Suite 310

Wayne, Pennsylvania 19087

Attention: Secretary

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices regarding proxy materials, proxy statements and annual reports. This means that only one copy of the notice regarding the availability of proxy materials, proxy statement and/or annual report may have been sent to multiple stockholders in your household. ICG will promptly deliver a separate copy of the notice regarding the availability of proxy materials, proxy statement or annual report to you if you request one by writing or calling as follows: Investor Relations, ICG Group, Inc., 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087, Telephone: (610) 727-6900, E-mail: ir@icg.com. If you want to receive separate copies of the notice regarding the availability of proxy materials, annual report and/or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact ICG at the above address and phone number.

Other Business. ICG is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors

Suzanne L. Niemeyer

Secretary

April 25, 2012

ICG GROUP, INC. 690 LEE ROAD SUITE 310 WAYNE, PA 19087

VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER

COMMUNICATIONS

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ICG Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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ICG GROUP, INC.
Vote on Directors
	1. Election of Directors	For	Against	Abstain
	1a. David J. Adelman	☐	☐	☐
	1b. David J. Berkman	☐	☐	☐
	1c. David K. Downes	☐	☐	☐

							For	Against	Abstain
Vote on Proposals
	2. Ratification of KPMG LLP as ICG’s independent registered public accountant for the year ending December 31, 2012.						☐	☐	☐
	3. Approval, on an advisory basis, of the compensation of ICG’s named executive officers.						☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each nominee listed in Item 1, and FOR Items 2 and 3.

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M44372-P23667

ICG GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 15, 2012

THIS PROXY IS SOLICITED ON BEHALF OF ICG’S BOARD OF DIRECTORS

Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ICG that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. ET on June 15, 2012, at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 ON THE REVERSE SIDE AND “FOR” ITEMS 2 AND 3 ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) TO BE SIGNED ON REVERSE SIDE